SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

AQUA AMERICA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AQUA AMERICA, INC.
762 W. Lancaster Avenue
Bryn Mawr, Pennsylvania 19010

______________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 12, 2011
______________________________________

TO THE SHAREHOLDERS OF
AQUA AMERICA, INC.:

     Notice is hereby given that the Annual Meeting of Shareholders of AQUA AMERICA, INC. (the “Company”) will be held at the Drexelbrook Banquet Facility & Corporate Events Center, 4700 Drexelbrook Drive, Drexel Hill, PA 19026 at 10:00 A.M., local time, on Thursday, May 12, 2011, for the following purposes:

1.	To elect three directors to the class of directors for terms expiring at the 2014 Annual Meeting;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2011 fiscal year;

3.	To hold an advisory vote on the Company’s executive compensation programs as disclosed in this Proxy Statement;

4.	To hold an advisory vote on whether the frequency of the advisory vote on the Company’s executive compensation programs should be every 1, 2 or 3 years;

5.	To consider and act upon a shareholder proposal requesting that the Board of Directors declassify the Board, if properly presented at the meeting; and

6.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only shareholders of record at the close of business on March 14, 2011 will be entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof.

By Order of the Board of Directors,

ROY H. STAHL
Secretary

April 1, 2011

REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, AS A SHAREHOLDER YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, OR VOTE ELECTRONICALLY, THROUGH THE INTERNET OR BY TELEPHONE, BY FOLLOWING THE INSTRUCTIONS SET OUT ON THE PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
MAY 12, 2011

The Notice of Annual Meeting, Proxy Statement and 2010 Annual Report to Shareholders are
available at: http://ir.aquaamerica.com/

AQUA AMERICA, INC.
762 W. Lancaster Avenue
Bryn Mawr, Pennsylvania 19010

________________________________

PROXY STATEMENT
________________________________

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Aqua America, Inc. (“Aqua America” or the “Company”) to be used at the Annual Meeting of Shareholders to be held Thursday, May 12, 2011 and at any adjournments or postponements thereof (“2011 Annual Meeting” or the “meeting”).

     The cost of soliciting proxies will be paid by the Company, which has arranged for reimbursement, at the rate suggested by the New York Stock Exchange, of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. In addition, the Company has retained Alliance Advisors LLC to assist in the solicitation of proxies from (i) brokers, bank nominees and other institutional holders, and (ii) individual holders of record. The fee paid to Alliance Advisors LLC for normal proxy solicitation is an amount not to exceed $4,500 plus expenses, which will be paid by the Company. Directors, officers and regular employees of the Company may solicit proxies, although no compensation will be paid by the Company for such efforts.

     The Notice of Annual Meeting of Shareholders, this proxy statement and Annual Report to Shareholders for the year ended December 31, 2010, including financial statements and other information with respect to the Company and its subsidiaries (the “Annual Report”), are being sent electronically to those shareholders of record as of March 14, 2011 who requested electronic delivery of these materials and mailed by standard mail, to all other shareholders of record as of March 14, 2011, for the first time on or about April 1, 2011. Additional copies of the Annual Report may be obtained by writing to the Company at the address and in the manner set forth under “Additional Information” on page 58.

PURPOSE OF THE MEETING

     As the meeting is the Annual Meeting of Shareholders, the shareholders of the Company will be requested to:
  elect three directors to the class of directors for terms expiring at the 2014 Annual Meeting;

  ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2011 fiscal year;

  cast a non-binding advisory vote on the Company’s executive compensation programs;

  cast a non-binding advisory vote on the frequency of the advisory vote on the Company’s executive compensation programs;

  consider and act upon a shareholder proposal requesting that the Board of Directors de-classify the Board, if properly presented at the meeting (the “Shareholder Proposal”); and

  transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

VOTING AT THE MEETING

General

     Holders of shares of the Company’s Common Stock of record at the close of business on March 14, 2011 are entitled to vote at the meeting. As of that date, there were 138,202,083 shares of Common Stock outstanding and entitled to be voted at the meeting. Each shareholder entitled to vote shall have the right to one vote on each matter presented at the meeting for each share of Common Stock outstanding in such shareholder’s name.

     The Company’s charter and bylaws provide that the affirmative vote of a majority of the votes cast by those shareholders present in person or represented by proxy at the meeting is required to take action with respect to any matter properly brought before the meeting on the recommendation of a vote of a majority of the entire Board of Directors. The Company’s bylaws also provide that the affirmative vote of at least three quarters of the votes which all voting shareholders, voting as a single class, are entitled to cast is required to take action with respect to any other matter properly brought before the meeting.

Manner of Voting

     Shares cannot be voted at the meeting unless the holder of record is present in person or by proxy. The enclosed proxy card is a means by which a shareholder may authorize the voting of his or her shares at the meeting if they are unable to attend in person. Alternatively, you may vote electronically, over the Internet or by telephone, following the instructions set out on the proxy card. The shares of Common Stock represented by each properly executed proxy card or electronic proxy will be voted at the meeting in accordance with each shareholder’s direction. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card or electronic proxy. If the proxy card or electronic proxy is signed, but no choice has been specified, the shares will be voted as recommended by the Board of Directors. If any other matters are properly presented at the meeting or any adjournment or postponement thereof for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

     Execution of the accompanying proxy or voting electronically or by telephone will not affect a shareholder’s right to attend the meeting and vote in person. Any shareholder giving a proxy or voting electronically or by telephone has the right to revoke the proxy or the electronic or telephonic vote by giving written notice of revocation to the Secretary of the Company at any time before the proxy is voted, by executing a proxy bearing a later date, by making a later-dated vote electronically or by telephone or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a previously granted proxy.

Quorum

     A quorum of shareholders is necessary to hold a valid meeting for the transaction of business. The holders of a majority of the shares entitled to vote, present in person or represented by proxy at the meeting, constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

Broker Non-Votes

     A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power under New York Stock Exchange (“NYSE”) rules for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other holder of record is permitted under NYSE rules to vote your shares on the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2011 fiscal year, even if the record holder does not receive voting instructions from you. The record holder may not vote on the election of directors, the Company’s executive compensation program, the frequency of the advisory vote on the Company’s compensation program or the Shareholder Proposal without instructions from you. Without your voting instructions on these matters, a broker non-vote will occur.

Proposal No. 1 – Election of Directors

     Under the Company’s charter and bylaws, directors are elected by a plurality of the votes cast at the meeting. A plurality means that the three director nominees receiving the most votes FOR election to a director position will be elected as directors. Votes may be cast FOR or WITHHOLD for each nominee. WITHHOLD votes and broker non-votes will be excluded entirely from the vote to elect directors and will have no effect, other than for purposes of determining the presence of a quorum. Thus, the three director nominees with the most FOR votes will be elected at the meeting.

Proposal No. 2 – Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2011 fiscal year

     Under the Company’s charter and bylaws, the affirmative vote of a majority of the votes cast by those shareholders present in person or by proxy at the meeting is required to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2011 fiscal year. Abstentions will not be considered votes cast on this proposal and, therefore, will have no effect, other than for purposes of determining the presence of a quorum.

Proposal No. 3 – Advisory Vote on Executive Compensation

     Because the vote is advisory, it will not be binding upon the Company, the Board of Directors or the Executive Compensation Committee. The Board of Directors and the Executive Compensation Committee, which is comprised of independent directors, value the opinions of the Company’s shareholders and expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Proposal No. 4 – Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation

     Because the vote is advisory, it will not be binding upon the Company, Board of Directors or the Executive Compensation Committee. However, the Board of Directors and the Executive Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on the Company’s executive compensation programs.

Proposal No. 5 – Shareholder Proposal

     Under the Company’s charter and bylaws, the affirmative vote of at least three quarters of the votes which all voting shareholders, voting as a single class, are entitled to cast is required to approve this proposal because it is not being brought before the meeting on the recommendation of a majority of the Board of Directors. Abstentions and broker non-votes will not be considered votes cast on this proposal and, therefore, will have no effect, other than for purposes of determining the presence of a quorum.

     Since the Shareholder Proposal is presented in the form of a request to the Board of Directors, approval of the Shareholder Proposal will not have the effect of requiring the Company to de-classify the Board of Directors, but will represent simply an expression of the wishes of the shareholders on that subject. The Board of Directors would still be required by statute to decide whether it would be in the best interests of the Company to de-classify the Board of Directors and could decide in the exercise of its business judgment not to have the Company de-classify the Board of Directors as requested in the Shareholder Proposal.

     Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card or vote electronically or telephonically regardless of whether or not you plan to attend the meeting.

(PROPOSAL NO. 1)

ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. One class is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified, except in the event of death, resignation or removal. The Company is required by its Articles of Incorporation and Bylaws to maintain the size of its classes of directors as nearly equal in number as possible.

     In April 2009, Dr. Constantine Papadakis, a member of the Board of Directors since 2005, passed away unexpectedly. In July 2009, Mr. Glanton, Chairman of the Corporate Governance Committee, recommended to the Corporate Governance Committee that Mr. Mario Mele, President of Fidelio Insurance Company, be appointed to the Board of Directors to fulfill the unexpired term of Dr. Papadakis on the Board of Directors. At its meeting on July 31, 2009, the Corporate Governance Committee unanimously approved the nomination of Mr. Mele for appointment to the Board of Directors and recommended his appointment to the Board of Directors. On August 4, 2009, the Board of Directors considered the qualifications of Mr. Mele and unanimously approved his appointment to the Board of Directors to the class of directors with terms expiring at the 2011 Annual Meeting of Shareholders, the meeting at which Dr. Papadakis’ term would have expired.

     In accordance with the Company’s Corporate Governance Guidelines, the Chairman of the Corporate Governance Committee reported to the Corporate Governance Committee that Mary C. Carroll, Mario Mele and Ellen T. Ruff, the three directors with terms expiring at the 2011 Annual Meeting would be willing to serve on the Board of Directors if re-elected. The Corporate Governance Committee reviewed the qualifications of the three directors in relation to the criteria for candidates for nomination for election to the Board of Directors under the Company’s Corporate Governance Guidelines. Mr. Glanton recommended to the Corporate Governance Committee, the Corporate Governance Committee voted to recommend to the Board of Directors, and the Board of Directors approved, the nomination of Ms. Carroll, Mr. Mele and Ms. Ruff for election to the class of directors to be elected at the 2011 Annual Meeting.

     Therefore, three directors, Ms. Carroll, Mr. Mele and Ms. Ruff, will stand for election by a plurality of the votes cast at the 2011 Annual Meeting, and six directors have terms ending at either the 2012 or 2013 Annual Meetings, depending on the period remaining in each of their terms. At the 2011 Annual Meeting, proxies in the accompanying form, properly executed, will be voted for the election of the three nominees listed below, unless authority to do so has been withheld in the manner specified in the instructions on the proxy card or the record holder does not have discretionary voting power under the NYSE rules (see “Voting At The Meeting – Broker Non-Votes” on page 2). Discretionary authority is reserved to cast votes for the election of a substitute should any nominee be unable or unwilling to serve as a director. Each nominee has stated his willingness to serve and the Company believes that the nominees will be available to serve.

     The Board of Directors unanimously recommends that the shareholders vote FOR the election of Ms.Carroll, Mr. Mele and Ms. Ruff as directors.

INFORMATION REGARDING NOMINEES AND DIRECTORS

     For each of the three nominees for election as directors at the 2011 Annual Meeting and the six directors in the classes of directors whose terms of office are to expire either at the 2012 Annual Meeting or the 2013 Annual Meeting, set forth below is information as to the positions and offices with the Company held by each, the principal occupation of each during the past five years, the directorships of public companies and other organizations held by each and the experience, qualifications, attributes or skills that, in the opinions of the Corporate Governance Committee and the Board of Directors make the individual qualified to serve as a director of the Company.

NOMINEES FOR ELECTION AT 2011 ANNUAL MEETING
Mary C. Carroll Bryn Mawr, PA Director since 1981
Biography: Ms. Carroll is a consultant and an advisor to nonprofit corporations, businesses and government agencies and is a well-recognized civic volunteer. She is the Honorary Trade Representative of Nepal and Chairman of the Nepal Foundation. She is a founder, director or trustee of various civic and charitable organizations, including the YMCA of Philadelphia and Vicinity and the Friends of Patan Hospital. Age: 70.

Qualifications: As the Company’s longest serving director, Ms. Carroll has knowledge of the Company’s history and culture. She has been a community leader for 35 years, having served as an officer or member of the board of directors of over 30 local, regional and national non-profit organizations. She has established advisory boards which consulted and worked with the federal government. She has served as founder, President and CEO of organizations involved in economic development, conservation and self-help in Philadelphia and in Nepal, Russia and South Korea. Ms. Carroll has both a unique community-oriented and world perspective. Ms. Carroll has been a member of the Company’s Corporate Governance Committee since 1981. The Board of Directors has determined that Ms. Carroll is an independent director. The Board of Directors views Ms. Carroll’s independence, her knowledge of the company’s history and culture and her demonstrated leadership roles in community activities as important qualifications, skills and experience for the Board of Directors’ conclusion that Ms. Carroll should serve as a director of the Company.

Mario Mele Ft. Washington, PA Director since 2009
Biography: Mr. Mele is President of Fidelio Insurance Company, a health insurance company specializing in underwriting group dental insurance and President of Dental Delivery Systems, Inc., a dental HMO with over 50,000 enrollees in Pennsylvania, New Jersey and New York. Mr. Mele served as Chairman of the Montgomery County, Pennsylvania Board of Commissioners from 1992 to 2000. He has also been a member of the Board of Directors of the Southeastern Pennsylvania Transportation Authority from 1997 to 2001 and a member of the Board of the Pennsylvania Liquor Control Board from 1980 to 1987. Age: 69.

Qualifications: Mr. Mele has 35 years of experience as the president of a health insurance company and over 20 years of experience in various state and local governmental organizations. He has held leadership roles in various cultural and civic organizations. He also has B.A and M.A. degrees in physics. The Board of Directors has determined that Mr. Mele is an independent director. The Board of Directors views Mr. Mele’s independence, his experience with health insurance issues and state and local government, his science education and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board of Directors’ conclusion that Mr. Mele should serve as a director of the Company.

NOMINEES FOR ELECTION AT 2011 ANNUAL MEETING
Ellen T. Ruff Charlotte, NC Director since 2006
Biography: Ms.Ruff was President, Office of Nuclear Development, for Duke Energy Corporation, from December 2008 until her retirement in January 2011. Duke Energy Corporation is a leading energy company focused on electric power and gas distribution operations and other energy services in the Americas. From April 2006 through December 2008, Ms. Ruff was President of Duke Energy Carolinas, an electric utility that provides electricity and other services to customers in North Carolina and South Carolina. Ms. Ruff joined the Duke Energy organization in 1978 and during her career held a number of key positions, including Vice President and General Counsel of Corporate, Gas and Electric Operations, Senior Vice President and General Counsel for Duke Energy, Senior Vice President of Asset Management for Duke Power, Senior Vice President of Power Policy and Planning, Group Vice President of Power Policy and Planning and Group Vice President of Planning and External Affairs. Ms. Ruff is a director of Mistras Group, Inc. Age: 62.

Qualifications: Ms. Ruff has over 30 years of experience with a major utility company in various management, operations, legal, planning and public affairs positions. Ms. Ruff has lived and worked in North Carolina, an important area of the Company’s operations, for many years. Ms. Ruff has served as a member of the Company’s Executive Compensation Committee since 2006. The Board of Directors has determined that Ms. Ruff is an independent director. The Board of Directors views Ms. Ruff’s independence, her experience with various aspects of the utility industry, her knowledge of North Carolina and her demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board of Directors’ conclusion that Ms. Ruff should serve as a director of the Company.

DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2012
Nicholas DeBenedictis Ardmore, PA Director since 1992
Biography: Mr. DeBenedictis has served as Chief Executive Officer of the Company since July 1992 and Chairman of the Board since May 1993. He also serves as Chairman and Chief Executive Officer of the Company’s principal subsidiaries, including Aqua Pennsylvania, Inc. Between April 1989 and June 1992, he served as Senior Vice President for Corporate Affairs of PECO Energy Company (now known as Exelon). From December 1986 to April 1989, he served as President of the Greater Philadelphia Chamber of Commerce and from 1983 to 1986 he served as the Secretary of the Pennsylvania Department of Environmental Resources. Mr. DeBenedictis is a director of Exelon Corporation and P.H. Glatfelter Company and served as a director of Met-Pro Corporation until February 2010. He also serves on the Boards of Pennsylvania area non-profit, civic and business organizations. Age: 65.

Qualifications: In addition to his knowledge and experience as the Company’s Chief Executive Officer since 1992 and his prior experience as a senior executive of a major electric utility, Mr. DeBenedictis has experience as the head of Pennsylvania’s environmental regulatory agency. He serves as a director of two other public companies, including as a member of the corporate governance, audit and compensation committee of those companies. Mr. DeBenedictis has also held leadership positions with various, educational, civic and charitable institutions. The Board of Directors views Mr. DeBenedictis’ experience with various aspects of the utility industry and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board of Directors’ conclusion that Mr. DeBenedictis should serve as a director of the Company.

DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2012
Richard H. Glanton Philadelphia, PA Director since 1995
Biography: Mr. Glanton is Chairman of the Philadelphia Television Network, a privately-held media company and Managing Member of ElectedFace LLC, an on-line service that connects people with their elected officials. Mr. Glanton was Senior Vice President of Corporate Development at Exelon Corporation from 2003 to 2008. From 1983 to 2003 he was a partner at the law firms of Wolf Block LLP (1983 to 1986) and Reed Smith LLP (1986 to 2003). Mr. Glanton is a director of The GEO Group, Inc. and Mistras Group, Inc. Age: 64.

Qualifications: Mr. Glanton has more than 25 years of legal experience in law firms and 13 years of executive experience as President of The Barnes Foundation for more than eight years from 1990 to 1998 and at Exelon. Mr. Glanton has approximately 28 years of continuous experience serving on boards of publicly traded companies. He has served as a director on boards of five publicly-traded companies, four of which are traded on the NYSE and one, CGU is traded, on the United Kingdom Stock Exchange. He served as a Director of CGU of North America, a British-based Insurance Company, from 1983 to 2003 when it was sold to White Mountain Group of Exeter New Hampshire and Berkshire Hathaway. He was a member of both its Executive and Audit Committees during his 20-year tenure on that board. From 1990 until 2003, he served as Director of PECO Energy and Exelon Corporation Boards until he resigned to assume a senior management position within the Company at the request of its Chairman. He served on Executive, Audit and Governance Committees of PECO/Exelon. He has been a director of the GEO Group since 1998, where he serves on its three Member Executive Committee, and as Chairman of the Audit and Finance Committee and a Member of its Governance and Compensation Committees. He has served as Chairman of the Aqua America’s Corporate Governance Committee since 2005. The Board has determined that Mr. Glanton is an independent director. The Board of Directors views Mr. Glanton’s independence, his experience in utility acquisitions, his experience as a director of other publicly-traded companies and his demonstrated leadership roles in other business activities as important qualifications, skills and experience for the Board of Directors’ conclusion that Mr. Glanton should serve as a director of the company.

DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2012
Lon R. Greenberg Wyndmoor, PA Director since 2005
Biography: Mr. Greenberg has been Chairman of the Board of Directors of UGI Corporation since August 1996 and Chief Executive Officer since August 1995. He was formerly President (July 1994 to August 2005), Vice Chairman of the Board (1995 to 1996) and Senior Vice President – Legal and Corporate Development (1989 to 1994) of UGI Corporation. Mr. Greenberg is a member of the Board of Trustees of Temple University and the Temple University Health System. Mr. Greenberg also serves as a director of UGI Utilities, Inc. and AmeriGas Propane, Inc. Age: 60.

Qualifications: Mr. Greenberg has over 20 years of experience in various executive, legal and corporate development roles with a major gas utility company and international distributor of propane. He is also Chairman of the nation’s largest retail propane marketer. He is a member of the Board of Trustees of a major university in Philadelphia and the university’s health system. Mr. Greenberg has served as a member of the Company’s Executive Compensation Committee since 2005 and a member of the Company’s Audit Committee since 2009. Mr. Greenberg has also held leadership positions with various civic and charitable institutions. The Board of Directors has determined that Mr. Greenberg is an independent director, financially literate and an audit committee financial expert within the meaning of applicable U.S. Securities and Exchange Commission (“SEC”) rules. The Board of Directors views Mr. Greenberg’s independence, his experience with various aspects of the utility industry, his experience as an executive of a non-utility business and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board of Directors’ conclusion that Mr. Greenberg should serve as a director of the Company.

DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2013
Richard L. Smoot Radnor, PA Director since 1997
Biography: In 2002, Mr. Smoot retired as Regional Chairman Advisory Board Philadelphia and Southern New Jersey, The PNC Financial Services Group, a position he held since 2001. From 1991 through 2000, Mr. Smoot served as President and Chief Executive Officer of PNC Bank in Philadelphia and Southern New Jersey, and its predecessor, Provident National Bank. He also served as Executive Vice President responsible for Operations and Data Processing for the Bank from 1987 to 1991. Before joining PNC Bank in 1987, Mr. Smoot served 10 years as First Vice President and Chief Operating Officer of the Federal Reserve Bank of Philadelphia. Mr. Smoot retired as Chairman of The Philadelphia Orchestra in December 2005 and as Chairman of The Settlement Music School in July 2005. Mr. Smoot is also a director of P.H. Glatfelter Company, Southco Inc. and J.J. White, Incorporated. Age: 70.

Qualifications: Mr. Smoot has over 23 years of banking and financial experience, including nine years as the President and Chief Executive Officer of a major regional bank. He has served as Chairman of the Company’s Audit Committee since 1999. He has 15 years of service as a director of another publicly-traded company and serves on that company’s nominating and corporate governance and compensation committees. Mr. Smoot has also held leadership positions with various major cultural institutions in the Philadelphia area. The Board of Directors has determined that Mr. Smoot is an independent director, financially literate and an audit committee financial expert within the meaning of applicable U.S. SEC rules.The Board of Directors views Mr. Smoot’s independence, his banking and financial experience, his experience as a director of other publicly-traded companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Mr. Smoot should serve as a director of the Company.

William P. Hankowsky Philadelphia, PA Director since 2004	Biography: Mr. Hankowsky has been Chairman, President and Chief Executive Officer of Liberty Property Trust, a fully integrated real estate firm, since 2003. Mr. Hankowsky joined Liberty in 2001 as Executive Vice President and Chief Investment Officer. Prior to joining Liberty, he served for 11 years as President of the Philadelphia Industrial Development Corporation. Prior to that, he was Commerce Director for the City of Philadelphia. Mr. Hankowsky serves on the Board of Directors of Citizens Financial Group and on various charitable and civic boards, including the Philadelphia Convention and Visitors Bureau and the Kimmel Regional Performing Arts Center. Age: 59.

DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2013

Qualifications: Mr. Hankowsky has over 35 years experience managing public, private and non-profit organizations, including six years as Chairman and Chief Executive Officer of Liberty Property Trust, a publicly-traded Real Estate Investment Trust which owns 80 million square feet of office and industrial space in over 20 markets throughout the United States and the United Kingdom. He has experience in financing, acquisitions and real estate matters across the United States. Mr. Hankowsky has also held leadership positions with various cultural and civic institutions in the greater Philadelphia region. Mr. Hankowsky has served as Chairman of the Company’s Executive Compensation Committee since 2005. The Board of Directors has determined that Mr. Hankowsky is an independent director, financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board of Directors views Hankowsky’s independence, his experience with real estate, financing and acquisitions and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Mr. Hankowsky should serve as a director of the Company.

Andrew J. Sordoni, III Forty Fort, PA Director since 2006
Biography: Mr. Sordoni is Chairman of Sordoni Construction Services, Inc., a building construction and management services company and has been an officer of that company since 1967. Mr. Sordoni was Chairman or President of C-TEC Corporation, a diversified telecommunications company from 1979 to 1993. Since 1974 he has headed Sordoni Foundation, Inc. and has served as a director of various business and charitable organizations. He is also a director of Harsco Corporation. Age: 67.

Qualifications: Mr. Sordoni has experience as a director and executive of various public and private companies throughout the course of his career, including experience in construction, finance, administration and acquisitions. He was Chairman and President of a regulated public utility company in Pennsylvania. He has been a director of another publicly-traded company since 1988 and is chairman of that company’s nominating committee and a member of its compensation committee and executive committee. Mr. Sordoni has lived and worked in northeast Pennsylvania, an important area of the Company’s operations, for over 50 years. Mr. Sordoni has served as a member of the Company’s Audit Committee since 2006. The Board of Directors has determined that Mr. Sordoni is an independent director, financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board of Directors views Mr. Sordoni’s independence, his experience as an executive of a public utility company in Pennsylvania, his experience in construction, finance and acquisitions, his knowledge of northeast Pennsylvania, his experience as a director of another publicly-traded company and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Mr. Sordoni should serve as a director of the Company.

CORPORATE GOVERNANCE

     The Board of Directors operates pursuant to a set of written Corporate Governance Guidelines. Copies of these Guidelines can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s Web site, www.aquaamerica.com.

DIRECTOR INDEPENDENCE

     The Board of Directors is, among other things, responsible for determining whether each of the directors is independent in light of any relationship such director may have with the Company. The Board has adopted Corporate Governance Guidelines that contain categorical standards of director independence that are consistent with the listing standards of the NYSE. Under the Company’s Corporate Governance Guidelines, a director will not be deemed independent if:
  the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years an executive officer of the Company;

  (A) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (B) the director is a current employee of such a firm, (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

  the director or an immediate family member is or, has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

  the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and, in the case of an immediate family member who is not an executive officer, other than compensation for service as an employee of the Company;

  the director is an executive officer or employee, or someone in her/his immediate family is an executive officer, of another company that, during any of the other company’s past three fiscal years made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year of the other company, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

  the director serves as an executive officer of a charitable organization and, during any of the charitable organization’s past three fiscal years, the Company made charitable contributions to the charitable organization in any single fiscal year of the charitable organization that exceeded the greater of $1 million or two percent, of the charitable organization’s consolidated gross revenues.
     In addition to these categorical standards, no director will be considered independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly, or as a partner, stockholder, director or officer, of an organization that has a relationship with the Company). When making independence determinations, the Board of Directors broadly considers all relevant facts and circumstances surrounding any relationship between a director or nominee and the Company. Transactions, relationships and arrangements between directors or members of their immediate family and the Company that are not addressed by the categorical standards may be material depending on the relevant facts and circumstances of such transactions, relationships and arrangements. The Board of Directors considered the following transactions, relationships and arrangements in connection with making the independence determinations:

1.	The Company made contributions to charitable or civic organizations for which the following directors serve as directors, trustees or executive officers: Ms. Carroll, Mr. Glanton, Mr. Greenberg, Mr. Hankowsky, Mr. Mele, Mr. Smoot and Mr. Sordoni. None of the Company’s contributions exceeded the greater of $1 million or 2% of the recipient organization’s consolidated gross revenues.

2.	The Company purchases energy at normal tariff rates from Exelon Corporation, Duke Energy Corporation and UGI Corporation or their affiliates for which Mr. Glanton, Ms. Ruff and Mr. Greenberg, respectively, serve or served as executive officers. The amounts paid by the Company to these other entities are not material to these other entities.

3.	The Company provides water service at normal tariff rates to Liberty Property Trust, UGI Corporation, Exelon Corporation and Duke Energy Corporation or their affiliates for which Mr. Hankowsky, Mr. Greenberg, Mr. Glanton and Ms. Ruff, respectively, serve or served as executive officers. The amounts paid to the Company by these other entities are not material to these other entities.

4.	Mr. DeBenedictis is a member of the board of directors, but not the compensation committee, of Exelon Corporation, for which Mr. Glanton served as an executive officer until 2008.

5.	Mr. DeBenedictis serves on the board of directors of other companies and of civic or charitable organizations with Mr. Greenberg, Mr. Hankowsky, Mr. Smoot and Mr. Sordoni.

6.	The Company has banking arrangements with Citizens Financial Group or its affiliates and Mr. Hankowsky is a member of the Board of Directors of Citizens Financial Group. The amounts paid by the Company to these other entities are not material to these entities.

     Based on a review applying the categorical standards set forth in the Company’s Corporate Governance Guidelines and considering the relevant facts and circumstances of the transactions, relationships and arrangements between the directors and the Company described above, the Board of Directors has affirmatively determined that each nominee for director and each of the Company’s other directors, other than Mr. DeBenedictis, the Company’s Chief Executive Officer, is independent.

     In 2005, the Board of Directors approved share ownership guidelines for each director to own shares of Company common stock having a value equal to five times the annual cash retainer for directors. Directors have up to five years to attain this guideline share ownership level.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE

     The Board of Director’s current policy is that the positions of Chairman and Chief Executive Officer be held by the same person. The Board of Directors believes that this leadership structure has served the Company well over the years by providing unified leadership and direction and, in combination with the Company’s other corporate governance policies and procedures, is in the best interests of the Company’s shareholders. The Board of Directors may separate these positions in the future should circumstances change, such as in connection with a transition in leadership.

     The Board of Directors annually elects a lead independent director to coordinate the activities of the other independent directors and enhance the role of the independent directors in the overall corporate governance of the Company. Unless otherwise determined by the Board, the director elected annually to serve as the Chair of the Corporate Governance Committee will also serve as the lead independent director. The duties and powers of the lead independent director include:
  presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;

  serving as liaison between the independent directors and the Chairman of the Board;

  consulting with the Chairman of the Board on meeting agendas and information provided to the Board for meetings, including the authority to add items to the agendas for any such meeting;

  reviewing and approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

  having the authority to call executive sessions of the independent directors and to prepare the agendas for such executive sessions;

  serving as the Board’s liaison for consultation and communications with shareholders on behalf of the independent directors;

  serving as a member of the Executive Committee;

  in the event of the death or incapacity of the Chairman and Chief Executive Officer, becoming the acting Chairman of the Board until a new Chairman is selected; and

  having the authority (on behalf of the independent directors) to engage such legal, financial or other advisors as the independent directors shall deem appropriate at the expense of the Company and without consultation or the need to obtain approval of any officer of the Company.
OVERSIGHT OF RISK MANAGEMENT
  The Board oversees management’s risk management activities through a combination of processes.

  Management has developed a Company-wide Enterprise Risk Management process intended to identify, prioritize and monitor key risks that may affect the Company. At least annually, the Board reviews this Enterprise Risk Management process and management presents to the Board a report on the status of the risks and metrics used to monitor those risks. Each risk that is tracked as part of the Enterprise Risk Management process has a member of the Company’s management who serves as the owner and monitor for that risk. The risk owners and monitors report on the status of their respective risks at the quarterly meeting of management’s Compliance Committee. The information discussed at the Compliance Committee meeting is then reviewed by the Disclosure Committee composed of the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Accounting Officer and Director of Internal Audit. The results of the Disclosure Committee meetings are presented to the Audit Committee each quarter.

  The Audit Committee, in consultation with management, the independent registered public accountants and the internal auditors, discusses the Company’s policies and guidelines regarding risk assessment and risk management as well as the Company’s significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. The Audit Committee meets in executive session with the Director of Internal Audit and with the independent registered public accountants at the end of each Committee meeting. The Company’s General Counsel reports to the Audit Committee quarterly regarding any significant litigation involving the Company and his opinion of the adequacy of the Company’s reserves for such litigation.

  The Executive Compensation Committee considers the risks that may be presented by the structure of the Company’s compensation programs and the metrics used to determine individual compensation under that program. In addition, two members of the Audit Committee are also members of the Executive Compensation Committee, which allows for the sharing of information concerning the risk assessment and risk management reviewed by the Audit Committee with the Executive Compensation Committee in its consideration of the Company’s compensation policies and practices.

  The Corporate Governance Committee leads an annual discussion by the Board of Directors regarding the Company’s strategic plans and management’s performance with respect to such plans.

  The Board believes that the present leadership structure of having the same person serve as the Chairman and Chief Executive Officer of the Company, along with the important risk oversight functions performed by the Audit Committee, the Executive Compensation Committee and the full Board, permits the Board to effectively perform its role in the risk oversight of the Company.

  Management briefs the Board of Directors on acquisitions valued in excess of $2 million and the Board approves every acquisition valued in excess of $10 million or which involves the issuance of the Company’s common stock as part of the acquisition.

  In addition to updates at each Board meeting by operating management regarding any significant operational or environmental matters, management provides the Board with an annual update on environmental matters by the Company’s Chief Environmental Compliance Officer in connection with a presentation by the Company’s Vice President of Engineering on the Company’s proposed capital spending plans.

CODE OF ETHICS

     The Company maintains a Code of Ethical Business Conduct for its directors, officers and employees, including the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as defined by the rules adopted by the SEC pursuant to Section 406(a) of the Sarbanes-Oxley Act of 2002. The Code of Ethical Business Conduct covers a number of important subjects, including: conflicts of interest; corporate opportunities; fair dealing; confidentiality; protection and proper use of Company assets; compliance with laws, rules and regulations (including insider trading laws); and encouraging the reporting of illegal or unethical behavior. Copies of the Company’s Code of Ethical Business Conduct can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s Web site, www.aquaamerica.com. The Company intends to post amendments to or waivers from the Code of Ethical Business Conduct (to the extent applicable to the Company’s executive officers, senior financial officers or directors) on its Web site.

POLICIES AND PROCEDURES FOR APPROVAL OF RELATED PERSON TRANSACTIONS

     The Board has a written policy with respect to Related Person Transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes certain types of transactions in which the related person is deemed not to have a material interest.

     Under this policy, a related person means: (a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director, an executive officer or a director nominee; (b) any person known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (c) any immediate family member of a person identified in items (a) or (b) above, meaning such person’s spouse, parent, stepparent, child, stepchild, sibling, mother- or father-in-law, son- or daughter-in-law, brother- or sister-in-law or any other individual (other than a tenant or employee) who shares the person’s household; or (d) any entity that employs any person identified in (a), (b) or (c) or in which any person identified in (a), (b) or (c) directly or indirectly owns or otherwise has a material interest.

     The Corporate Governance Committee, with assistance from the Company’s General Counsel, is responsible for reviewing, approving and ratifying any related person transaction. In its review and approval or ratification of related person transactions (including its determination as to whether the related person has a material interest in a transaction), the Corporate Governance Committee will consider, among other factors:
  the nature of the related person’s interest in the transaction;

  the material terms of the transaction, including, without limitation, the amount and type of transaction;

  the importance of the transaction to the related person;

  the importance of the transaction to the Company;

  whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

  any other matters the Corporate Governance Committee deems appropriate.
     The Corporate Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders.

BOARD AND BOARD COMMITTEES

     The Board of Directors held six meetings in 2010. The Company’s Bylaws provide that the Board of Directors, by resolution adopted by a majority of the whole Board, may designate an Executive Committee and one or more other committees, with each such committee to consist of two or more directors. The Board of Directors annually elects from its members the Executive, Audit, Executive Compensation and Corporate Governance Committees. The Board may also from time to time appoint an ad hoc Finance Committee to approve the terms of the Company’s financings. The Pension Committee, which is comprised of senior management of the Company, reports periodically to the Board of Directors. Ms. Carroll serves as an advisor to the Pension Committee. Each director attended at least

75% of the aggregate of all meetings of the Board and the Committees on which each such director served in 2010. The Board of Directors encourages all directors to attend the Company’s Annual Meeting of Shareholders. All the directors were in attendance at the 2010 Annual Meeting of Shareholders.

     Each of the standing Committees of the Board of Directors operates pursuant to a written Committee Charter. Copies of these Charters can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s Web site, www.aquaamerica.com.

     The current members of the standing Committees of the Board of Directors are as follows:

Executive Committee	Executive Compensation Committee	Audit Committee
Nicholas DeBenedictis*	William P. Hankowsky*	Richard L. Smoot*
Richard H. Glanton	Lon R. Greenberg	Lon R. Greenberg
William P. Hankowsky	Ellen T. Ruff	William P. Hankowsky
Richard L. Smoot		Andrew J. Sordoni, III

Corporate Governance Committee
Richard H. Glanton*
Mary C. Carroll
Mario Mele

* Chairman

Executive Committee

     The Company’s Bylaws provide that the Executive Committee shall have and exercise all of the authority of the Board in the management of the business and affairs of the Company, with certain specified exceptions. The Executive Committee is intended to serve in the event that action by the Board of Directors is necessary or desirable between regular meetings of the Board, or at a time when convening a meeting of the entire Board is not practical, and to make recommendations to the entire Board with respect to various matters. The Executive Committee met once in 2010. The Executive Committee currently has four members, and the Chairman of the Board of Directors serves as Chairman of the Executive Committee.

Audit Committee

     The Audit Committee is composed of four directors, whom the Board of Directors has affirmatively determined meet the standards of independence required of audit committee members by the NYSE listing requirements and applicable SEC rules. Based on a review of the background and experience of the members of the Audit Committee, the Board of Directors has determined that all members of the Audit Committee are financially literate and are audit committee financial experts within the meaning of applicable SEC rules. The Audit Committee was required to meet at least four times during the year and met four times during 2010. The Audit Committee operates pursuant to a Board-approved charter which states its duties and responsibilities. The primary responsibilities of the Audit Committee are to monitor the integrity of the Company’s financial reporting process and systems of internal controls, including the review of the Company’s annual audited financial statements, and to monitor the independence of the Company’s independent registered public accounting firm. The Audit Committee has the exclusive authority to select, evaluate and, where appropriate, replace the Company’s independent registered public accounting firm.

     The Audit Committee has considered the extent and scope of non-audit services provided to the Company by its independent registered public accounting firm and has determined that such services are compatible with the independent registered public accounting firm maintaining its independence. For more information, see the Audit Committee Report on page 50.

Executive Compensation Committee

     The Executive Compensation Committee is composed of three directors, whom the Board of Directors has affirmatively determined are independent directors as defined by the NYSE listing requirements. The Executive Compensation Committee operates pursuant to a Board-approved charter which states its duties and responsibilities. The Executive Compensation Committee has the power to, among other things, administer and make awards under the Company’s equity compensation plans. The Executive Compensation Committee reviews the recommendations of the Company’s Chief Executive Officer as to appropriate compensation of the Company’s executive officers (other than the Chief Executive Officer) and determines the compensation of such executive officers. The Committee reviews and recommends to the Board of Directors the compensation for the Company’s Chief Executive Officer, which is subject to final approval by the Board of Directors. The Executive Compensation Committee held six meetings in 2010.

Corporate Governance Committee

     The Corporate Governance Committee is composed of three directors, whom the Board of Directors has affirmatively determined are independent directors as defined by the NYSE listing requirements. The Corporate Governance Committee operates pursuant to a Board-approved charter which states its duties and responsibilities, which include identifying and considering qualified nominees for directors, developing and periodically reviewing the Corporate Governance Guidelines by which the Board of Directors is organized and executes its responsibilities. The Corporate Governance Committee advises the Board of Directors on executive selections and succession, including ensuring that there is a succession plan for the Chief Executive Officer and such other senior executives as determined by the Corporate Governance Committee. In addition, the Chairman of the Corporate Governance Committee conducts corporate governance discussions in executive sessions with the Board of Directors. The Corporate Governance Committee also reviews and approves, ratifies or rejects related person transactions under the Company’s written policy with respect to related person transactions. The Corporate Governance Committee met twice during 2010.

OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information as of March 14, 2011 with respect to shares of Common Stock of the Company beneficially owned by: (1) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company; (2) each director, nominee for director and executive officer named in the Summary Compensation Table; and (3) all directors, nominees and executive officers of the Company as a group. This information has been provided by each of the directors, executive officers and nominees at the request of the Company or derived from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act. Beneficial ownership of securities as shown below has been determined in accordance with applicable guidelines issued by the SEC. Beneficial ownership includes the possession, directly or indirectly, through any formal or informal arrangement, either individually or in a group, of voting power (which includes the power to vote, or to direct the voting of, such security) and/or investment power (which includes the power to dispose of, or to direct the disposition of, such security).

Name and Address of	Sole voting and sole	Shared voting and		Amount and Nature of	Percent of
Beneficial Owner	investment power(1)	shared investment power		Beneficial Ownership	Class(2)
1) Certain beneficial owners:

BlackRock, Inc (3)	8,708,286	—		8,708,286	6.30%
40 East 52nd Street
New York, NY 10022

2) Directors (including nominees) and named executive officers:

Mary C. Carroll	18,279	3,670	(4)	21,949	*
Nicholas DeBenedictis	805,444	302,693	(5)	1,108,136	*
Christopher H. Franklin	99,971	—		99,971	*

Name and Address of	Sole voting and sole		Shared voting and		Amount and Nature of	Percent of
Beneficial Owner	investment power(1)		shared investment power		Beneficial Ownership	Class(2)
Richard H. Glanton	6,732		—		6,732	*
Lon R. Greenberg	6,000		8,200	(6)	14,200	*
William P. Hankowsky	10,860		—		10,860	*
Karl M. Kyriss	110,776		942	(7)	111,718	*
Mario Mele	9,000		15,582	(8)	24,582	*
Ellen T. Ruff	7,000		—		7,000	*
David P. Smeltzer	171,266		18,916	(9)	190,182	*
Richard L. Smoot	19,462		—		19,462	*
Andrew J. Sordoni	50,686		12,536	(10)	63,222	*
Roy H. Stahl	203,086		20,000	(11)	223,086	*

3) All directors, nominees and executive officers as a group (14 persons)
	1,614,814	(12)	405,838	(13)	2,020,652	1.46%
____________________

*	Less than 1%

(1)	Includes shares held under the Company’s 401(k) Plan as applicable. Also includes the following number of shares issuable upon exercise of outstanding stock options exercisable on or before May 31, 2011: 392,649 shares issuable to Mr. DeBenedictis; 143,497 shares issuable to Mr. Stahl; 121,663 shares issuable to Mr. Smeltzer; 87,830 shares issuable to Mr. Kyriss; and 70,776 shares issuable to Mr. Franklin.

(2)	Percentage of ownership for each person or group is based on 138,202,083 shares of Common Stock outstanding as of March 14, 2011. For each beneficial owner, the shares include all shares issuable to such person or group upon exercise of outstanding stock options exercisable within 60 days of that date.

(3)	The information for BlackRock, Inc. was obtained from the Schedule 13G filed by BlackRock, Inc. with the SEC on February 2, 2011.

(4)	The shareholdings indicated are owned of record by Ms. Carroll’s husband.

(5)	The shareholding indicated include 57,914 shares held jointly with Mr. DeBenedictis’ wife. The shareholdings indicated also include 244,779 shares owned by Mr. DeBenedictis’ wife, including 241,632 shares in two trusts for which his wife is trustee.

(6)	The shareholdings indicated are owned jointly with Mr. Greenberg’s wife.

(7)	The shareholdings indicated are owned jointly with Mr. Kyriss’ wife.

(8)	The shareholdings indicated include 3,666 shares owned by the Fidelio Foundation for which Mr. Mele is trustee, 7,916 shares owned by Dental Delivery Systems, Inc. of which Mr. Mele is President and 4,000 shares owned by Mele Brothers Realty of which Mr. Mele is partner.

(9)	The shareholdings indicated are owned jointly with Mr. Smeltzer’s wife.

(10)	The shareholdings indicated include 2,000 shares owned of record by Mr. Sordoni’s wife and 10,536 shares owned by a trust for the benefit of Mr. Sordoni’s children and with respect to which Mr. Sordoni’s wife is trustee.

(11)	The shareholdings indicated are owned jointly with Mr. Stahl’s wife.

(12)	The shareholdings indicated include 893,077 shares issuable to such group upon exercise of outstanding stock options exercisable on or before May 31, 2011.

(13)	The shareholdings indicated include 405,838 shares (i) held in joint ownership with spouses, (ii) held as custodian for minor children, (iii) owned by family members or (iv) in trusts for adult children.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

     Our executive compensation program is intended to attract, retain and motivate a talented management team and appropriately reward them for their accomplishments in fulfilling our objectives with respect to our various stakeholders. Our program consists of a combination of short-term and long-term compensation vehicles and a sizable portion of the named executive officers’ total compensation comes from incentive compensation. We believe that the types of compensation vehicles we use and the relative proportion of the named executive officers’ total compensation represented by these vehicles is consistent with current competitive compensation practices. We measure the competitiveness of our program for our executive officers against the median compensation for comparable positions at other companies in our benchmark market. Since compensation levels are typically aligned with a company’s revenues, we adjust the Company’s revenues in the manner described below to align with the companies in the benchmark market and size-adjust the market data using regression analysis to determine the market rates for our named executive officer positions. We target total direct compensation within a range of plus or minus 15% of the competitive market rates for each named executive officer. The total target direct compensation for each of our named executive officers was below the upper end of this range at the beginning of 2011.

     In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that immediately follows this discussion. We refer to these executive officers as our “named executive officers.” As used in this Compensation Discussion and Analysis, the total of base salary and annual cash incentive compensation is referred to as “total cash compensation” and the total of base salary, annual cash incentive compensation and equity incentive compensation is referred to as “total direct compensation.”

Objectives of Aqua America’s Compensation Program

     Our executive compensation program is designed to motivate our executives to achieve our goals of providing our customers with quality, cost-effective and reliable water and wastewater services and providing our shareholders with a long-term, positive return on their investment.

     Toward that end, our compensation program is designed to meet the following objectives:
  provide compensation levels that are competitive with those provided by other companies with which we may compete for new executive talent;

  motivate executives to achieve annual customer service-oriented objectives and strategic business initiatives and reward them for their performance in achieving these objectives and initiatives;

  create a strong link between the compensation of our executives and our financial performance and shareholder value; and

  retain executives of significant abilities.
     In administering the executive compensation program, the Executive Compensation Committee (the “Compensation Committee”) attempts to strike an appropriate balance among the elements of our compensation program to achieve the objectives described above. Each of the elements of the program is discussed in greater detail below. In reviewing the Company’s overall compensation program in the context of the risks identified in the Company’s enterprise risk management processes, the Compensation Committee does not believe that the risks the Company faces are materially increased by the Company’s compensation programs and, therefore, the Compensation Committee does not believe that the program creates a reasonable likelihood of a material adverse affect on the Company.

Elements of Aqua America’s Compensation Program

     Our executive compensation program is composed of the following six elements, which we believe are important components of a well-designed, balanced and competitive compensation program:
  Base Salary

  Annual Cash Incentive Awards (referred to as Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 32)

  Equity Incentives and stock ownership guidelines

  Retirement Benefits

  Non-Qualified Deferred Compensation Plans

  Change-in-Control Agreements
     We utilize these six elements to achieve the objectives of our compensation program as follows:
  competitively benchmarked base salaries are designed to attract and retain executives consistent with their talent and experience, market-based salary increases are designed to recognize the executive’s performance of their duties and responsibilities, and promotions and related salary increases are designed to encourage executives to assume increased job duties and responsibilities;

  annual cash incentive awards are intended to reward executives and other employees for improving the quality of service to our customers, controlling the cost of service to our customers by managing expenses and improving performance, achieving economies of scale by the acquisition of additional water and wastewater systems that can benefit from our resources and expertise, and enhancing our financial viability and performance by the achievement of annual objectives;

  equity incentives and stock ownership guidelines are designed to align the interests of our executives with our shareholders, to encourage executives to maintain a significant ownership interest in the Company, to reward executives and other employees for enhancing our financial health and performance and achieving increases in shareholder value and to help retain executives due to the longer term nature of these incentives;

  retirement benefits are intended to assist executives and other employees to provide income for their retirement;

  our non-qualified deferred compensation plan is designed to allow eligible executives to defer current income until a later date, either following retirement or other separation from employment; and

  change-in-control agreements with selected executive officers are designed to promote stability and dedication to shareholder value in the event of a fundamental transaction affecting the ownership of the Company and to enable the executives to impartially evaluate such a transaction.
Benchmarking Competitive Compensation and the Role of the Committee’s Consultant

     The Compensation Committee has retained Pay Governance LLC (“Pay Governance”), a nationally-recognized compensation consulting firm, as the Compensation Committee’s consultant to assist it in designing and assessing the competitiveness of our executive compensation program. Annually, the Compensation Committee has the consultant develop a market rate or benchmark for base salary, total cash compensation and total direct compensation for each of the named executive officer positions, including the allocation between cash compensation and equity incentives. Each market rate represents the compensation level which would be paid to a hypothetical, seasoned performer in a position having similar responsibilities and in an organization of similar size and type as the Company.

     In developing the market rates for the named executive officers in 2010, the consultant utilized compensation data from all 57 investor-owned utilities included in the utility industry database used by the consultant, all eight water companies participating in the independent water utility compensation survey and approximately 750 companies included in the general industry database used by the consultant. Starting in 2011, the Company will use only the compensation data from all of the 57 investor-owned utilities in the utility industry database and from the eight water companies in the independent survey to determine the market rates for the named executive officers. The Committee believes that utilizing the data from the water company survey and the utility industry database used by the consultant, and adjusting the Company’s revenues as described below to better align the Company’s data with the data in the utility industry database, provides for a more appropriate comparison for determining the market rates for the Company’s named executive officers’ compensation. The companies participating in the water company compensation survey and the companies in the utility industry database and the general industry database used by the consultant are listed in Appendix A to this Proxy Statement. The Company has no involvement in the selection of the companies that are included in these databases or the survey. Each company listed in Appendix A was used in the development of the market rates for 2010 and 2011, respectively, as described in this paragraph. Due to the relatively limited number of investor-owned water utility companies of the Company’s size, the Compensation Committee believes that using this broad market data provides reasonable and reliable data for determining competitive compensation levels.

     In measuring the competitiveness of the Company’s executive compensation program, for the years through 2010, the Compensation Committee compared (1) each named executive officer’s total cash compensation to the market rate derived from size-adjusted compensation data for comparable executives at only the water companies and investor-owned utilities listed in Appendix A; and (2) each named executive officer’s long-term equity incentives to the market rate derived from size-adjusted compensation data for comparable executives at all companies listed in Appendix A (in determining such market rate, the investor-owned utilities were weighted 50% as a group, and the general industry companies were weighted 50% as a group). Starting in 2011, in measuring the competitiveness of the Company’s executive compensation program, the Compensation Committee compared each executive officer’s total cash compensation and total direct compensation to the market data derived from size-adjusted compensation data for comparable executives at the eight water companies and 57 investor-owned utilities listed in Appendix A.

     The Company and the independent compensation consultant are mindful that compensation levels for executives of companies are typically aligned with a company’s size as defined by revenues. In other words, executives in companies with higher revenues are generally paid more than executives with comparable positions in companies with lower revenues. Because the companies listed in Appendix A vary widely in terms of revenues, the independent compensation consultant size-adjusts the data using regression analysis to determine market rates for total cash compensation, equity incentives and total direct compensation. Regression analysis is an objective calculation that identifies a relationship between one variable (in this case, total cash compensation, equity incentives and total direct compensation) and another variable that is closely related to it (in this case, total company revenues). Therefore, in developing the market rates for total cash compensation, equity incentives and total direct compensation, the independent compensation consultant uses regression analysis to determine what the companies in Appendix A would pay at the median for positions comparable to those of the Company’s named executive officers. The Compensation Committee and the consultant have concluded that the Company’s revenues could be viewed as under-representing the complexity and scope of the Company’s business given the Company’s low cost of goods sold relative to energy-based utilities. The cost of goods sold is significant for energy-based utilities due to their fuel, gas and other power costs. These costs are subsequently recovered through the revenues of the energy-based utilities. Therefore, for 2011, the consultant used an average of the Company’s actual revenues and revenues adjusted to estimate what revenues the Company would earn if its cost of goods sold was in similar proportion to that of energy-based utilities in comparing the Company with the investor-owned utilities in Appendix A.

     The Compensation Committee considers target total direct compensation levels that are within a range of 15% of the market rates developed by the consultant for each position to be competitive. Variances within this range can be a result of performance, experience and other factors. At the beginning of 2011, the average of the target total cash compensation for the Company’s five named executive officers was 13% below the competitive benchmark, and the average of the target total direct compensation for the Company’s five named executive officers was 8% below the competitive benchmark. Since it is impossible to predict the extent to which performance objectives and financial targets will be achieved, annual cash incentives are valued at their target value and equity awards are valued at their value at the time of grant for purposes of setting the portion of the named executive officer’s total compensation package represented by these elements. Payouts of prior cash incentives and changes in the value of equity incentives granted in previous years are not taken into account in determining the amounts of current awards because annual incentives are intended to reward annual performance and the Compensation Committee makes grants of equity incentives based on their grant date value and the applicable competitive benchmarks for each named executive officer’s position.

     During the first nine months of 2010, Towers Watson served as the independent compensation consultant to the Compensation Committee. Towers Watson also provides actuarial and related consulting services to the Company in connection with the Company’s retirement plans. With respect to the period during which Towers Watson provided compensation consulting services to the Compensation Committee, none of the Towers Watson consultants that provide the actuarial and benefit consulting services to the Company were involved in any of the executive compensation consulting services provided to the Committee and none of the Towers Watson executive compensation consultants were involved in any of the actuarial and benefit consulting services provided to the Company. Towers Watson has served as the actuary for the Company’s retirement plans for many years and its knowledge and experience with the Company’s plans and with the utility industry are considered valuable by the Company. In 2010, the fees paid to Towers Watson for services in connection with the Company’s retirement plans were $368,086 and the fees paid to Towers Watson for services in connection with executive and director compensation were $42,870. The fees paid to Towers Watson for retirement plan services were approved by the Pension Committee appointed by the Board of Directors and were considered by the Compensation Committee in connection with its decision to retain Towers Watson as its executive compensation consultant and in evaluating the independence of Towers Watson’s executive compensation consultants. The Compensation Committee also considered the Towers Watson consulting protocols designed to provide independence between its executive compensation consultants and other portions of Towers Watson’s consulting business. Based on all the foregoing, the Compensation Committee concluded that Towers Watson was an independent consultant to the Committee.

     Effective October 1, 2010, Pay Governance was retained as the Compensation Committee’s compensation consultant. Pay Governance was organized by former consultants from Towers Watson, the Compensation Committee’s previous compensation consultant, and is independent of Towers Watson. Pay Governance provides no other services to the Company other than serving as the Compensation Committee’s compensation consultant. The Compensation Committee has concluded that Pay Governance is an independent consultant to the Committee.

Determination of Actual Compensation

     The Committee determines the actual amount of each element of annual compensation to award to the Company’s executive officers, including the named executive officers, with the goal of having the target total direct compensation for the executive officers around a range of +/- 15% of the market rate for their position over time. We emphasize pay for performance, especially for our higher level executives. Therefore, the named executive officers tend to receive a sizable portion of their total annual compensation from annual cash incentives and equity incentives. In addition, the percentages of total direct compensation represented by base salary, annual cash incentives and equity incentives for the named executive officers are in line with the percentages represented by these elements of total direct compensation for the competitive market rate benchmarks.

Base Salary

     A competitive base salary is necessary to attract and retain a talented and experienced workforce. Actual salaries for the named executive officers are determined by the Committee by considering both the market rate for the position and internal equity with both the other named executive officers and other employees in the Company. The Committee’s goal is to maintain base salaries around a range of +/- 15% of the market rate over time for each of the named executive officers, although deviations from this goal may occur due to promotions, the executive’s performance and the time the executive has been in a particular salary grade. Base salaries are considered for adjustment annually and adjustments are based on general movement in external salary levels, changes in the market rate for the named executive officers’ positions, individual performance, internal equity and changes in individual duties and responsibilities. For 2010, the salary increases for the named executive officers averaged 7.1%, including increases associated with changes in individual duties and responsibilities and associated with the Chief Executive Officer’s Employment Agreement.

Annual Cash Incentive Awards

     Annual cash incentives under the Annual Cash Incentive Compensation Plan are intended to motivate management to focus on the achievement of annual objectives that will, among other things, improve the level of service to our customers, control the cost of service and enhance our financial performance. The annual cash incentive portion of the compensation package is based on a target incentive award for each executive, which is stated

as a percentage of their base salary. The Compensation Committee selects a target annual incentive percentage for each executive so that the executive’s target total cash compensation, consisting of base salary and target annual cash incentive, when combined with the executive’s target equity incentives, is generally around a range of +/- 15% of the total direct compensation for the market rate for that position. The target incentive award as a percentage of base salary for each of the named executive officers is: Nicholas DeBenedictis 70%; David P. Smeltzer 40%; Roy H. Stahl 40%; Karl M. Kyriss 35%; and Christopher H. Franklin 35%.

     Actual annual incentive awards for executive officers are calculated using the following formula:

Salary x Target Incentive Percentage x Company Factor x Individual Factor

     The Individual Factor is a percentage based on the executive’s performance against individual objectives established each year. The Company Factor is a percentage based on the performance of the Company, or the appropriate business unit of the Company, against an annual financial target.

     The Company Factor ranges from 35%, if 75% of the annual financial performance target is achieved, to 125%, if 110% or more of the annual financial target is achieved. The Company Factor will be 0% if the company or business unit does not achieve at least 75% of the annual financial performance target. The scale for determining the Company Factors is as follows:

	Percent of Target	Company Factor
Threshold	<75%	0%
	75	35
	80	40
	85	45
	89.9	50
	90	60
	95	80
	100	100
	105	110
Maximum	>110	125

     We feel that this approach strikes a reasonable balance between pay for performance and encouraging our management team to make appropriate decisions for the longer-term interest of the Company. For the period of 2008 through 2010, the Company Factors for the executives have ranged from 66% to 120%.

     The financial performance target for determining the Company Factor for executives with overall corporate responsibilities has been Aqua America’s budgeted annual net income. The financial performance target for executives with operating unit responsibilities has been a combination of Aqua America’s budgeted annual net income and the budgeted annual earnings before interest, taxes and depreciation (“EBITD”) of the executive’s particular operating unit or units. By tying the Company Factor for executives with operating unit responsibilities primarily to the financial performance of their operating unit or units, we believe that the operating executives will have a closer correlation between their actions and the Company Factor component of their annual cash incentive compensation. EBITD was chosen as the appropriate financial measure for operating unit executives since these executives do not have direct responsibility for decisions affecting interest, taxes and depreciation charges. In the case of both the net income and EBITD measures, adjustments may be made to actual results to reflect the impact of unbudgeted extraordinary gains or losses, changes in accounting principles and other factors as deemed appropriate by the Compensation Committee.

     The 2010 Company Factor for the named executive officers was determined based on the following weighting of the applicable financial measures:

	Aqua		Midwest and
	America		Southern
	Net	Northeast	Division
	Income	Division EBITD	EBITD
Nicholas DeBenedictis	100%	—	—
David P. Smeltzer	100%	—	—
Roy H. Stahl	100%	—	—
Karl M. Kyriss	20%	80%	—
Christopher H. Franklin	20%	—	80%

     For purposes of determining the Company Factor for 2010, the range of Aqua America’s net income and business unit EBITD was as follows:

2010
Aqua America Net income	$87,146,398 to $127,814,717
Northeast EBITD	$212,060,626 to $311,022,252
Midwest and Southern EBITD	$68,148,537 to 99,951,188

     The following table shows the 2010 100% Company Factor Amount, 2010 Actual Company Factor Amount and Resulting 2010 Company Factor for each named executive officer for purposes of calculating the 2010 annual cash incentive award paid in 2011. The 2010 100% Company Factor Amount and 2010 Actual Company Factor Amount for each named executive officer is calculated by reference to 2010 Aqua America Net Income, Northeast Division EBITD and Midwest and Southern Divisions EBITD, as applicable, weighted in accordance with the table above showing the weighting of the financial measures for the named executive officers. The 2010 100% Company Factor Amount represents the amount required for the named executive officer to achieve a Resulting Company Factor of 100%.

	2010 100%		2010 Actual
	Company Factor		Company Factor		Resulting
	Amount		Amount		2010 Company
	(in $000)		(in $000)		Factor
N. DeBenedictis	116,195	(1)	125,691	(1)	120%
D. Smeltzer	116,195	(1)	125,691	(1)	120%
R. Stahl	116,195	(1)	125,691	(1)	120%
K. Kyriss	249,437	(2)	251,965	(2)	105%
C. Franklin	95,931	(3)	102,851	(3)	117%
____________________

(1)	Weighted 100% Aqua America 2010 Net Income

(2)	Weighted as follows: 20% Aqua America 2010 Net Income and 80% Northeast Division 2010 EBITD

(3)	Weighted as follows: 20% Aqua America 2010 Net Income and 80% Midwest and Southern Divisions 2010 EBITD

     The Individual Factor ranges from 0% to 150% and is determined based on the individual executive’s performance against objectives established for the executive each year, along with discretionary points based on the individual’s performance. Each named executive officer has approximately ten individual objectives each year. The Compensation Committee approves the objectives for the Chief Executive Officer, and the Chief Executive Officer approves the objectives and point weighting for each objective for the other executive officers. The other executives must achieve objectives with a point rating of at least 70 points to be eligible to receive an annual cash incentive award and the maximum points that an executive can achieve based on the executive’s performance against his or her objectives is 110 points. Up to 40 discretionary points can be awarded for exceptional performance or for achievements on matters not covered by the executive’s original objectives, for a maximum total Individual Factor of 150%. For the Chief Executive Officer, the Individual Factor is based on the Compensation Committee’s overall assessment of his achievements on his objectives up to a total of 150 points for all the objectives combined. Thus, the maximum Individual Factor rating he can achieve is 150% based on achieving all of his objectives for the year as determined by the Compensation Committee.

     The individual annual objectives established for the executive officers, including the named executive officers, will vary depending on their primary areas of responsibility, but the majority of the objectives can be categorized into common areas of emphasis. These common areas of emphasis are customer growth and strategy, improving customer service, cost control, performance improvement, compliance and revenue improvement. The Company considers the executive officers’ annual objectives achievable, but challenging. The individual objectives for the named executive officers in 2010 focused on the following areas:

     Nicholas DeBenedictis
  Strategic planning

  Succession planning

  Customer and revenue growth

  Operational efficiency / environmental compliance

  Managing controllable costs

  Customer service

  Capital planning
     David P. Smeltzer
  Rate case management

  Debt financing

  Operating cost control

  Sarbanes-Oxley Act compliance

  Information systems implementation
     Roy H. Stahl
  Outside legal expense control

  Retirement plan investment management

  Compensation plan design

  Litigation and claims management

  Operating cost control
Karl M. Kyriss
  Operating cost control

  Capital project and budget management

  Organizational change management

  Customer and revenue growth

  Labor relations management
     Christopher H. Franklin
  Customer and revenue growth

  Water quality

  Operational efficiencies

  Organizational change management

  Operating cost control

     For the period of 2008 through 2010, the Individual Factors achieved by the executives based on their performance against their objectives and discretionary points have ranged from 112% to 145%. The Individual Factors for the named executive officers for 2010 were: Nicholas DeBenedictis – 145%; David P. Smeltzer – 118%; Roy H. Stahl – 115%; Karl M. Kyriss – 130% and Christopher H. Franklin – 125%.

     Actual cash incentive awards under the Annual Cash Incentive Compensation Plan for the named executive officers are determined based on the applicable Company Factor, certified by the Company’s Chief Financial Officer, and each executive officer’s Individual Factor. For the Chief Executive Officer, the Board of Directors reviews and approves his Individual Factor based on the Compensation Committee’s assessment of the Chief Executive Officer’s performance against his objectives. For the other named executive officers, the Committee reviews and approves the Individual Factors based on the Chief Executive Officer’s assessment of the named executive officers’ performance against their objectives and possible discretionary points recommended by the Chief Executive Officer. Regardless of Aqua America’s financial performance, the Compensation Committee retains the authority to determine the final Company Factor, and the actual payment and amount of any annual cash incentive award is always subject to the discretion of the Compensation Committee. The Compensation Committee has not exercised this discretion to grant an annual cash incentive to a named executive officer outside of the provisions of the Plan or to deny a cash incentive award to a named executive officer that was otherwise earned under the Plan.

     Based on the above described factors, the following table shows the target annual cash incentive and the actual annual cash incentive approved by the Compensation Committee for 2010 for the named executive officers. The target annual cash incentive is calculated assuming a 100% Company Factor and a 100% Individual Factor for each of the named executive officers, except the Chief Executive Officer, for whom the target assumes a 150% Individual Factor based on how the Compensation Committee assesses his overall performance as described above.

	2010 Target	2010 Actual
	Cash Incentive	Cash Incentive
	($)	($)
N. DeBenedictis	392,000	682,080
D. Smeltzer	115,500	163,548
R. Stahl	115,360	159,197
K. Kyriss	86,608	117,994
C. Franklin	83,073	121,286

Equity Incentives

     Our use of equity incentives is intended to (1) align executive compensation with the enhancement of our financial stability and performance and with shareholder interests by providing the participants with a long-term equity interest in Aqua America and (2) attract and retain talented employees. Under the terms of our 2009 Omnibus Equity Compensation Plan, the Compensation Committee and the Board of Directors may grant stock options, dividend equivalents, stock units, stock awards, stock appreciation rights and other stock-based awards to officers, directors, key employees and key consultants of Aqua America and its subsidiaries who are in a position to contribute materially to the successful operation of our business.

     As part of its review of the total compensation package for our executives, the Compensation Committee annually reviews our equity incentive compensation program. The Compensation Committee has used a combination of stock options, dividend equivalents and restricted stock, and starting in 2011, the Compensation Committee is using a combination of performance units and restricted stock to link executive long-term incentives to the enhancement of our long-term financial stability and performance and to shareholder interests, and to help retain executives.

     Stock option grants generally vest ratably over a period of three years following the date of grant. Dividend equivalents are used to supplement the stock option awards and to motivate executive performance to achieve results that will enable us to increase dividends for our shareholders. The Compensation Committee generally awards a number of dividend equivalents equal to the number of shares underlying stock options awarded to the executives each year. The Compensation Committee has used restricted stock on a selective basis to supplement the option and dividend equivalent awards to achieve target equity incentive levels for certain executives and as a retention tool for selected executives. The actual number of stock options, dividend equivalents and shares of restricted stock granted each year to the named executive officers is determined by the Compensation Committee so that the value of these awards when combined with the named executive officers’ base salary and target annual cash incentives, brings the named executive officers’ total direct compensation generally around a range of +/- 15% of the target total direct compensation for these positions over time. Based on input from the Compensation Committee’s consultant, the Compensation Committee views a range of +/- 15% to be a reasonable competitive range for any given position. For purposes of this determination, the values for the equity incentive awards are calculated based on the fair market value of such equity awards under FASB ASC 718. The assumptions used in calculating the fair market value under FASB ASC 718 are set forth in the ‘Employee Stock and Incentive Plan’ footnote to the Company’s audited financial statements in the Company’s Annual Report on Form 10-K.

     Each dividend equivalent entitles the grantee to receive, in the future, an amount of cash compensation equal to the dividends paid by Aqua America on a share of common stock for a particular period of time referred to as the accumulation period. For the dividend equivalents awarded to date, the Compensation Committee has set this accumulation period as four years from the date of grant. Dividend equivalents accrued for a grantee from the date of grant through March 1 of the following year will be paid to the grantee by March 15 of the year following the year of grant. Subsequent dividend equivalents accrued from March 2 of one year to March 1 of the following year through the end of the applicable accumulation period will be paid by March 15 of that following year. In all cases, payment of the dividend equivalents is conditioned on the grantee being a full-time employee of the Company or its subsidiaries on the March 1 preceding the payment date, unless the grantee’s termination was a result of death, disability or retirement, as defined in the Company’s equity compensation plan.

     Restricted stock or restricted stock unit grants (together referred to as restricted stock) entitle the grantee to receive the number of shares granted at the end of a given period of time or in increments over a period of years on the anniversaries of the grant date, provided the grantee remains an employee of the Company, unless separation is due to death, disability, retirement or termination following a Change in Control. For the named executive officers, dividends or dividend equivalents on the restricted stock are accumulated and paid when the shares of restricted stock vest. For the grants of restricted stock to the named executive officers, vesting is subject to achievement of certain performance criteria. For the restricted stock grants made to date, these performance criteria require an increase in our annual operating income over previous periods. The performance criteria, designated by the Compensation Committee that must be achieved in order for the installments of restricted stock grants, and the accompanying dividends or dividend equivalents, that are subject to such criteria to vest, has been:
  for restricted stock grants that vest in annual installments over the restricted period, an increase in the Company’s operating income in the year immediately prior to the vesting date over operating income for the prior year; and

  for restricted stock grants that vest at the end of the restricted period, an increase in the Company’s operating income in the year immediately prior to the vesting date over operating income in the year prior to the grant date.
     Adjustments may be made to actual operating income results to reflect the impact of unbudgeted extraordinary gains or losses, certain non-cash charges arising from changes in accounting or fair value and other factors as deemed appropriate by the Compensation Committee.

     Performance share or performance share unit grants (together referred to as performance shares) provide the grantee with the opportunity to earn awards of shares based on performance against designated metrics. Participants will be granted a target number of shares that can increase or decrease in quantity based on the Company’s actual performance compared to the designated metrics. For the performance share grants made by the Company in 2011, the period over which the Company’s performance will be measured will be the three-year period of 2011 through 2013. The three-year performance period for future grants will overlap with the performance period for the 2011 grant. Dividends will accrue and be paid at the end of the performance period on the number of shares actually earned.

     The metrics for the performance shares granted in 2011 are as follows:
  For 25% of the performance shares granted, the number of shares to be paid out at the end of the performance period will be determined based on the Company’s total return to shareholders (“TSR”) at the end of the performance period compared to the TSR for the companies in the S&P Midcap Utility Index;

  For 25% of the performance shares granted, the number of shares to be paid out at the end of the performance period will be determined based on the Company’s TSR at the end of the performance period compared to the TSR for the six other large investor-owned water companies (American Water Works Company, American States Water Company, Connecticut Water Service, Inc., California Water Service Group, Middlesex Water Company and SJW Corporation); and

  For 50% of the performance shares granted, the number of shares to be paid out at the end of the performance period will be determined based on the Company’s compound annual growth rate in earnings per share over the performance period.
     The Compensation Committee bases its equity incentive awards for the executives each year on the competitive levels for these awards as described above and does not consider any increase or decrease in the value of past equity incentive awards in making this decision. The Compensation Committee has the discretion to accelerate the vesting of stock options and restricted stock grants and shorten the payment date for dividend equivalents despite the failure to achieve the designated performance criteria.

     In considering the number of equity incentive awards to be granted in total to all employees each year, the Compensation Committee considers the number of equity incentive awards outstanding and the number of equity incentive awards to be awarded as a percentage of Aqua America’s total shares outstanding. The number of equity incentive awards granted annually to all employees has been less than 1.0% of Aqua America’s total shares outstanding.

     It is our long-standing practice to set the exercise price for stock options equal to the fair market value of Aqua America’s stock on the date of grant, which is the closing price for our common stock on the date of grant.

     Equity incentive awards are generally all made on the same grant date. It is our policy to make the grant date of equity compensation grants the date that the Compensation Committee approves the grants, which is either the date of the Compensation Committee’s meeting or the date of the Board meeting following the Compensation Committee’s meeting. The meeting dates for all Board and Compensation Committee meetings, including the dates for the Compensation Committee to approve the equity grants is set in advance, subject to changes for scheduling conflicts, and is independent of the timing of our disclosure of any material non-public information other than our normal annual earnings release.

Retirement Plans

     Our qualified retirement plans are intended to provide competitive retirement benefits to help attract and retain employees. Our non-qualified retirement plans are intended to: (1) provide executives with a retirement benefit that is comparable on a percentage of salary basis to that of our other employees participating in our qualified pension plan by providing the benefits that are limited under current Internal Revenue Service regulations; and (2) provide our Chief Executive Officer with a total retirement benefit based on 25 years of service at normal retirement age. Starting in 2009, the Company began to fund the trust for the benefits under the non-qualified retirement plans using trust-owned life insurance. An executive’s retirement benefits under our qualified and non-qualified retirement plans are not taken into account in determining the executive’s current compensation.

Non-qualified Deferred Compensation Plans

     We maintain a non-qualified Executive Deferred Compensation Plan that allows eligible members of management to defer all or a portion of their salary and annual cash incentives, which enables participants to save for retirement and other life events in a tax-effective manner. Deferred amounts are deemed invested in one or more mutual funds selected by the participant under trust-owned life insurance policies on the lives of eligible executives. In addition, in order to provide executives with the full company matching contribution available to other employees, executives who choose to defer up to six percent of their salary under one of Aqua America’s 401(k) plans, but do not receive the full Aqua America matching contribution under the plans due to the Internal Revenue Service regulations limiting the total dollar amount that can be deferred under a 401(k) plan ($15,500 for 2008 and $16,500 for 2009 and 2010), receive the portion of the Aqua America matching contribution that would otherwise be forfeited by the executive as an Aqua America contribution into the Executive Deferral Plan. Effective January 1, 2009, the Company began to fund the trust holding amounts deferred by the participants in the Executive Deferral Plan using trust-owned life insurance. An executive’s deferrals, Aqua America’s contributions and earnings on deferrals and contributions under our non-qualified deferred compensation plan are not taken into account in determining the executive’s current compensation.

Change-in-Control Agreements

     We maintain change-in-control agreements with certain executives, including the named executive officers. The change of control agreements entered into with executive officers are intended to minimize the distraction and uncertainty that could affect key management in the event we become involved in a transaction that could result in a change in control of Aqua America and to enable the executives to impartially evaluate such a transaction. Under the terms of these agreements, the covered executives are entitled to certain severance payments and continuation of benefits if they experience a termination of employment other than for cause, or in the event the executive resigns for good reason, as defined in the agreements, within two years following a change-in-control of Aqua America. (See the description of “Potential Payments Upon Termination or Change-in-Control” on pages 42 through 49.) These agreements are intended to induce the covered executives to remain with Aqua America and to reinforce and encourage their continued attention and dedication to their duties and responsibilities in the event of a possible change-in-control. These change-in-control agreements are referred to as “double trigger” agreements since they only provide a benefit to executives whose employment is terminated, or who have good reason to resign, following a change of control. These change-in-control agreements do not provide any payments or benefits to the covered executives merely as a result of a change-in-control, although other benefits, such as the vesting of unvested stock options, restricted stock, accrued dividend equivalents, may be triggered under our other plans as a result of a change-in-control. Only the agreement with our Chief Executive Officer includes a provision allowing him to receive the benefits under the agreement if he resigns within 12 months after a change of control as a result of his determination that circumstances have changed with respect to Aqua America and he is no longer able to effectively perform his duties and responsibilities. Because of the unique role of a chief executive officer in a corporation, we believe that such a provision is appropriate. Each of the change-in-control agreements, except the agreement with the Chief Executive Officer, limit the amount of the payments under the agreements to the Internal Revenue Service’s limitation on the deductibility of these payments under Section 280G of the Internal Revenue Code (the “Code”). The agreement with the Chief Executive Officer does not contain this limitation and requires Aqua America to reimburse him for certain tax impacts if the payments under his agreement exceed the Section 280G limit by at least 10%. See “The Impact of Tax Considerations on Executive Compensation Decisions” on page 30. Payment under the Chief Executive Officer’s agreement is, however, contingent on his agreement to a 12-month non-compete agreement. We believe that the multiples of compensation and other benefits provided under the change-in-control agreements, as described on pages 42 through 44 are consistent with practices in the market. Executives who receive payments under their change-in-control agreements in connection with their separation from employment following a change-incontrol will not be entitled to any payments under our normal severance policy, nor will our Chief Executive Officer be entitled to receive the separate severance payment under his Change in Control and Severance Agreement for a termination following a change-in-control. Our Chief Executive Officer will be entitled to the benefits under his Employment Agreement described on page 42 if his employment is terminated (a) by the Company without cause, (b) by the Chief Executive Officer for good reason or (c) by his death or disability as set forth in the Employment Agreement, whether that termination occurs after a change-in-control or not.

The Role of Management in the Executive Compensation Process

     Our Chief Administrative Officer assists the Compensation Committee by preparing schedules showing the present compensation of executives and compiling the recommended salary grade midpoints, market rates, target annual cash incentives and target range of equity compensation awards from the information provided by the Compensation Committee’s consultant. Our Chief Executive Officer compiles and presents the supporting information for the individual executives’ performance against their objectives and his recommendations for any discretionary points for the calculation of the Individual Factor under the Annual Cash Incentive Compensation Plan. He also provides the Compensation Committee with his recommendations for annual salary increases, any changes in target annual cash incentive percentages and equity incentive awards for the other executive officers. Our Chief Executive Officer also provides the Compensation Committee with his self-assessment of his performance against his objectives. Our Chief Financial Officer provides the Compensation Committee with certifications as to our financial performance for purposes of determining the Company Factor for the Annual Cash Incentive Compensation

Plan, our performance against the criteria established by the Compensation Committee for the vesting of restricted stock grants and the payment of performance shares. These financial measures are also certified by our Director of Internal Audit. Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to the compensation awards for the named executive officers other than himself, but the ultimate decisions regarding compensation for these officers are made by the Compensation Committee.

The Impact of Tax Considerations on Executive Compensation Decisions

     While Aqua America’s executive compensation program is structured to be sensitive to the deductibility of compensation for federal income tax purposes, the program is principally designed to achieve our objectives as described above. Section 162(m) of the Code generally precludes the deduction for federal income tax purposes of more than $1 million in compensation (including long-term incentives) paid individually to our Chief Executive Officer and the other named executive officers in any one year, subject to certain specified exceptions. We have determined that it may be appropriate for our Chief Executive Officer’s compensation to be at a level such that a portion is not deductible for federal income tax purposes.

     As noted above, under the change-in-control agreement with our Chief Executive Officer, our payments to our Chief Executive Officer will not be subject to limitations under Section 280G of the Code if the amounts payable to him under his agreement exceed the Section 280G limit by more than 10%, and therefore, a portion of the payments may not be deductible. If the amounts payable to our Chief Executive Officer exceed the Section 280G limit by more than 10%, he shall be paid an additional amount such that the net amount he retains after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon such additional amount shall be equal to the payment otherwise due under the agreement. We included these provisions in our Chief Executive Officer’s change-in-control agreement because we did not want the potential excise tax to serve as a disincentive to our Chief Executive Officer’s pursuit of a change-in-control transaction that might otherwise be in the best interests of our shareholders. We believe that, in light of our Chief Executive Officer’s record of performance, this determination is appropriate.

Equity Ownership Requirements

     In 2005, the Board of Directors established stock ownership guidelines for the named executive officers to encourage these executives to maintain a significant ownership interest in the Company and to help align the interests of these executive officers with the long-term performance of the Company. These executive officers are expected to hold Aqua America shares equal in value to at least five times base salary for our Chief Executive Officer and three times base salary for the other named executive officers. Shareholdings will include shares held directly or beneficially, and shares under our Employee Stock Purchase Plan or 401(k) plans. Shareholdings do not include exercisable stock options or restricted shares still subject to restrictions. The named executive officers are expected to have shareholdings consistent with these guidelines by the fifth anniversary of the adoption of the guidelines or within five years after their becoming a named executive officer, if later. Each of the named executive officers, except Mr. Kyriss, who first became an executive officer in 2006, and Mr. Franklin, who first became a named executive officer in 2008, met these guidelines as of the end of 2010. It is the Company’s policy not to permit hedging or short-selling of the Company’s stock by its executive officers.

Recovery of Incentive Compensation

     In the event of a significant restatement of our financial results caused by executive fraud or willful misconduct, the Compensation Committee reserves the right to review the incentive compensation received by the executives with respect to the period to which the restatement relates, recalculate Aqua America’s results for the period to which the restatement relates and seek reimbursement of that portion of the incentive compensation that was based on the misstated financial results from the executive or executives whose fraud or willful misconduct was the cause of the restatement.

COMPENSATION COMMITTEE REPORT

     The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis on pages 19 through 30 with management. Based on this review and discussion, the Executive Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and proxy statement for the 2011 Annual Meeting of Shareholders.

Respectfully submitted,

William P. Hankowsky, Chairman
Lon R. Greenberg
Ellen T. Ruff

CURRENT COMPENSATION

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table shows compensation paid or earned by the Company’s Principal Executive Officer, Principal Financial Officer and the next three most highly compensated executive officers of the Company during the fiscal years ended December 31, 2008, 2009 and 2010.

SUMMARY COMPENSATION TABLE

						Change in
						Pension
						Value and
				Grant Date Fair	Non-Equity	Non-qualified
				Value of Stock	Incentive	Deferred
				and Option	Plan	Compensation	All Other	Total
Name and		Salary	Bonus	Awards	Compensation	Earnings	Compensation	Compensation
Principal Position	Year	($)(1)	($)	($)(2)	($)(1)(3)	($)(4)	($)(5)	($)
Nicholas DeBenedictis	2010	554,499	—	1,525,760	682,080	543,654	219,124	3,525,117
Chief Executive Officer	2009	507,527	—	661,650	382,476	752,583	244,748	2,548,985
(Principal Executive Officer)	2008	486,808	—	670,560	452,182	520,595	206,499	2,336,644

David P. Smeltzer	2010	284,889	—	190,300	163,548	207,357	48,971	895,065
Chief Financial Officer	2009	270,846	—	180,450	104,280	177,035	62,224	794,835
(Principal Financial Officer)	2008	255,085	—	162,700	104,832	131,287	52,374	706,278

Roy H. Stahl	2010	286,041	—	190,300	159,197	221,813	46,798	904,149
Chief Administrative Officer,	2009	280,000	—	187,425	99,098	237,700	70,809	875,033
General Counsel and Secretary	2008	275,158	—	170,940	121,888	166,592	67,036	801,614

Karl M. Kyriss	2010	246,655	—	138,500	117,994	185,922	37,823	726,894
Regional President - Northeastern	2009	232,500	—	150,375	64,331	163,083	49,368	659,657
Operations	2008	229,269	—	51,500	80,687	150,929	36,301	548,686

Christopher H. Franklin	2010	240,943	—	138,500	121,286	91,987	33,952	626,668
Regional President - Midwest &	2009	207,231	—	150,375	61,123	57,784	44,020	520,533
Southern Operations and Senior	2008	197,269	—	51,500	49,650	56,647	33,697	388,763
V.P. Corp. & Public Affairs
____________________

Notes:

(1)	Salary and Non-equity Incentive Plan Compensation amounts include amounts deferred by the individual.

(2)	The grant date fair value of restricted stock and option awards is based on their fair market value on the date of grant as determined in accordance with the Financial Accounting Standards Board’s (FASB) accounting guidance for stock compensation. The assumptions used in calculating the fair market value are set forth in the ‘Employee Stock and Incentive Plan’ footnote to the Company’s audited financial statements in the Company’s Annual Report on Form 10-K.

(3)	Non-Equity Plan Incentive Compensation is shown for the year in which the compensation is earned, regardless of when paid.

(4)	For 2010, includes the change in cash surrender value of life insurance which was $11,934 for Mr. DeBenedictis. There were no above market earnings in 2010. For 2009, includes the change in cash surrender value of life insurance which was $-22,864 for Mr. DeBenedictis, $-5,369 for Mr. Stahl and $-9,200 for Mr. Franklin. There were no above market earnings in 2009. For 2008, includes earnings on deferred compensation that are above-market (above 120% of the applicable federal long-term rate as calculated on a monthly basis) of $11,288 for Mr. DeBenedictis, $378 for Mr. Stahl, $410 for Mr. Smeltzer and $9 for Mr. Franklin; and also includes the change in cash surrender value of life insurance which was $-29,451 for Mr. DeBenedictis, $-8,485 for Mr. Stahl and $5,079 for Mr. Franklin. The change in pension value is based on the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the pension plan measurement date used for financial statement reporting purposes the Company’s audited financial statements for the prior completed fiscal year to the pension plan measurement date used for financial statement reporting purposes in the Company’s audited financial statements for the covered fiscal year.

(5)	For 2010, the amount includes: (i) dividends on restricted stock grants pending their vesting or forfeiture of $48,736 for Mr. DeBenedictis, $6,370 for Mr. Stahl, $4,765 for Mr. Smeltzer, $2,950 for Mr. Kyriss, and $2,950 for Mr. Franklin; (ii) amounts contributed by the Company to the Executive Deferral Plan representing the amount of the Company’s Matching Contribution under the Company’s 401(k) Plan that could not be contributed to the 401(k) Plan as a result of the Internal Revenue Code restrictions on the amount an participant can contribute as a salary deferral to the plan; (iii) dividend equivalents paid to the named executives during the year of $123,200 to Mr. DeBenedictis, $28,560 to Mr. Stahl, $33,600 to Mr. Smeltzer, $26,320 to Mr. Kyriss and $25,200 to Mr. Franklin; (iv) Company Matching contributions to the Company’s 401(k) plan and (v) perquisites for Mr. DeBenedictis consisting of reimbursement for legal services related to his employment agreement and changes to the Company’s compensation plans and other miscellaneous expenses totaling $26,972 and $392, respectively. For 2009, the amount includes: (i) dividends on restricted stock grants pending their vesting or forfeiture of $22,287 for Mr. DeBenedictis, $6,366 for Mr. Stahl, $5,916 for Mr. Smeltzer, $4,825 for Mr. Kyriss, and $4,825 for Mr. Franklin; (ii) amounts contributed by the Company to the Executive Deferral Plan representing the amount of the Company’s Matching Contribution under the Company’s 401(k) Plan that could not be contributed to the 401(k) Plan as a result of the Internal Revenue Code restrictions on the amount an participant can contribute as a salary deferral to the plan; (iii) dividend equivalents paid to the named executives during the year of $177,155 to Mr. DeBenedictis, $54,462 to Mr. Stahl, $47,579 to Mr. Smeltzer, $35,943 to Mr. Kyriss and $33,019 to Mr. Franklin; (iv) Company Matching contributions to the Company’s 401(k) plan and (v) perquisites for Mr. DeBenedictis consisting of reimbursement for legal services related to his employment agreement and changes to the Company’s compensation plans and other miscellaneous expenses totaling $34,096 and $978, respectively. For 2008, the amount includes: (i) dividends on restricted stock grants pending their vesting or forfeiture of $18,092 for Mr. DeBenedictis, $5,170 for Mr. Stahl, $5,115 for Mr. Smeltzer, $2,550 for Mr. Kyriss, and $2,550 for Mr. Franklin; (ii) amounts contributed by the Company to the Executive Deferral Plan representing the amount of the Company’s Matching Contribution under the Company’s 401(k) Plan that could not be contributed to the 401(k) Plan as a result of the Internal Revenue Code restrictions on the amount an participant can contribute as a salary deferral to the plan; (iii) dividend equivalents paid to the named executives during the year of $173,663 to Mr. DeBenedictis, $50,035 to Mr. Stahl, $37,214 to Mr. Smeltzer, $24,809 to Mr. Kyriss and $24,809 to Mr. Franklin; and (iv) Company Matching contributions to the Company’s 401(k) plan.

     The 2010 stock award for Mr. DeBenedictis includes a special grant of 57,000 shares of restricted stock made in connection with Mr. DeBenedictis’ agreement to enter into an employment agreement in January 2010 to remain as the Company’s Chief Executive Officer beyond his normal retirement date. Starting with the restricted stock grants to the named executive officers in 2010, dividends on shares of restricted stock are accumulated and paid to the named executive officer when the shares of restricted stock are released from restrictions. For prior restricted stock grants to the named executive officer and restricted stock grants to other grantees, dividends pending the release of the stock from restrictions are paid to the grantee. In either event, the dividends are included in the All Other Compensation column set forth above for the year the dividends are paid. Through December 31, 2008, amounts deferred by participants in the Company’s Executive Deferral Plan earned interest at the rate of the prime rate plus 1% or were used to purchase life insurance under a flexible premium universal life insurance policy, with any cash value under such policies being invested in a variety of investment funds offered by the insurance carrier under the policy. The above-market earnings on deferred compensation included in the Change in Pension Value and Non-Qualified Deferred Compensation Earning column were computed based on the basis of increases in the cash value of the insurance policies held under the Plan and the interest earned in any month during which the average interest rate at the prime interest rate plus 1% exceeded 120% of the average of the federal long-term rate for that month. Starting in 2009, all amounts deferred by participants in the Executive Deferral Plan and all prior deferrals under the Plan are deemed invested in a variety of mutual funds selected by each participant under trust-owned life insurance used by the Company to fund the Executive Deferral Plan, therefore, there are no preferential or above-market earnings on these deferrals in 2009 or 2010. There was a separate life insurance policy for Mr. DeBenedictis under the Plan through March 2010, so the increase in the cash value of such insurance policy is included in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings through that date. Mr. DeBenedictis purchased that insurance policy from the trust holding amounts deferred under the Executive Deferral Plan for the policy’s cash surrender value in March 2010.

GRANTS OF PLAN-BASED AWARDS

     The following table sets forth information regarding equity and non-equity awards granted to the named executive officers in 2010.

Grants of Plan-Based Awards

								All	All
								Other	Other
								Stock	Option
								Awards:	Awards:		Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number	Number of	Exercise or	Fair Value of
		Non-Equity Incentive Plan			Equity Incentive Plan Awards			of Shares	Securities	Base Price	Stock and
		Awards(1)			(5)(9)			of Stock	Underlying	of Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)(2)	($)(3)	($)(4)	(#)	(#)	(#)	(#)	(#)(6)	($/Sh)(7)	($)(8)
N. DeBenedictis	1/22/10	96,040	392,000	735,000	—	22,000	—	—	55,000	17.14	571,010
	1/31/10	—	—	—	—	57,000	—	—	—	—	954,750
D. Smeltzer	1/22/10	28,298	115,500	216,563	—	7,500	—	—	17,500	17.14	190,300
R. Stahl	1/22/10	28,263	115,360	216,300	—	7,500	—	—	17,500	17.14	190,300
K. Kyriss	1/22/10	21,219	86,608	162,389	—	5,000	—	—	15,000	17.14	138,500
C. Franklin	1/22/10	20,353	83,073	155,761	—	5,000	—	—	15,000	17.14	138,500
____________________

Notes:

(1)	The executive's Non-Equity Incentive Plan Awards are calculated based on the executive's current annual salary multiplied by the executive's target incentive compensation percentage times an Individual Factor times a Company Factor.

(2)	The Threshold Non-Equity Incentive Plan Award is based on the minimum Individual Factor of 70% and the minimum Company Factor of 35%.

(3)	The Target Non-Equity Incentive Plan Award is based on an Individual Factor of 100% and a Company Factor of 100%.

(4)	The Maximum Non-Equity Incentive Plan Award is based on the maximum Individual Factor of 150% and the maximum Company Factor of 125%.

(5)	Equity Incentive Plan Awards are shares of restricted stock. There are no threshold or maximum amounts related to the restricted stock.

(6)	Stock option awards vest in three annual installments starting on the first anniversary of the grant date.

(7)	The exercise price for stock options granted under the Company's Equity Compensation Plan is the closing price for the Company's Common Stock on the grant date.

(8)	The grant date fair value of restricted stock and option awards is based on their fair market value on the date of grant as determined under SFAS 123R. The assumptions used in calculating the fair market value under SFAS 123R are set forth in the 'Employee Stock and Incentive Plan' footnote to the Company's audited financial statements in the Company's Annual Report on Form 10-K.

(9)	The restricted stock grants for Mr. DeBenedictis vests in three annual installments and the restricted stock grant for Mr. Stahl vests in two annual installments starting on the first anniversary of the grant date, subject to the Company achieving an increase in operating income in the year immediately prior to the vesting date over the prior year. The restricted stock grants for Messrs. Smeltzer, Kyriss and Franklin vest on the third anniversary of the grant date, subject to the Company achieving in increase in operating income in the year immediately prior to the vesting date over the operating income in the year prior to grant date.

     Under the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns in the table above, the amounts were calculated based on the individual’s target bonus percentage times their current annual salary, and using an Individual Factor of 70% and a Company Factor of 35% for the Threshold amount, an Individual Factor of 100% and a Company Factor of 100% for the Target amount, and an Individual Factor of 150% and Company Factor of 125% for the Maximum amount.

     Stock Awards are in the form of restricted stock and such grants have various vesting periods. The 2010 grants for Messrs. DeBenedictis and Stahl vest in installments of one-third each year and one-half each year, respectively, starting on the first anniversary of the grant date. The 2010 grants for Messrs. Smeltzer, Kyriss and Franklin vest at the end of three years after the grant date. In order for the grantee to receive the applicable portion of the restricted stock grant when it vests, the Company must also achieve the financial performance criteria established by the Compensation Committee. For the restricted stock grants to Mr. DeBenedictis, the performance criteria are an increase in the Company’s operating income in any of the years 2010, 2011 or 2012 over the Company’s operating income for the prior year. For all other restricted stock grants that vest in annual installments, the performance criteria are an increase in the Company’s operating income in the year ending immediately prior to the vesting date over the prior year. For the restricted stock grants that vest at the end of three years after the grant date, the performance criteria is an increase in operating income in the year prior to the vesting date over the operating income in the year prior to the grant date. The Committee has approved a policy for certain adjustments to the calculation of the Company’s operating income for purposes of determining whether the designated performance criteria have been met as described on page 27.

     If the Company does not achieve the required financial performance to meet the designated performance criteria, the shares that would otherwise vest are forfeited. Therefore, the full number of shares of restricted stock is included in the Target column under the Estimated Future Payouts Under Equity Incentive Plan Awards in the Grants of Plan Based Awards Table above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

     The following table sets forth information on outstanding stock option and restricted stock awards held by the named executive officers at the end of 2010.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards						Stock Awards
										Equity
										Incentive
										Plan
									Equity	Awards:
									Incentive	Market
				Equity					Plan	or Payout
				Incentive			Number	Market	Awards:	Value of
				Plan			of	Value of	Number of	Unearned
				Awards:			Shares	Shares	Unearned	Shares,
	Number of	Number of		Number of			or Units	or Units	Shares,	Units or
	Securities	Securities		Securities			of Stock	of Stock	Units or	Other
	Underlying	Underlying		Underlying			That	That	Other	Rights
	Unexercised	Unexercised		Unexercised	Option		Have	Have	Rights That	That
	Options	Options		Unearned	Exercise	Option	Not	Not	Have Not	Have Not
	(#)	(#)		Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)	($)	(#)	($)
N. DeBenedictis									100,999 (1)	$2,270,458
	23,286				$13.7550	5/15/2013
	56,031				$16.1475	3/1/2014
	93,333				$18.3338	2/28/2015
	55,000				$29.4600	3/7/2016
	55,000				$23.2600	2/22/2017
	36,667	18,333	(6)		$20.1800	2/26/2018
	18,333	36,667	(7)		$19.1200	2/26/2019
		55,000	(8)		$17.1400	1/22/2020

D. Smeltzer									15,166 (2)	$340,932
	20,831				$12.4875	6/17/2012
	20,831				$13.7550	5/15/2013
	20,000				$16.1475	3/1/2014
	19,999				$18.3338	2/28/2015
	15,000				$29.4600	3/7/2016
	15,000				$23.2600	2/22/2017
	10,000	5,000	(6)		$20.1800	2/26/2018
	5,000	10,000	(7)		$19.1200	2/26/2019
		17,500	(8)		$17.1400	1/22/2020

R. Stahl									16,166 (3)	$363,412
	29,998				$13.7550	5/15/2013
	30,000				$16.1475	3/1/2014
	26,666				$18.3338	2/28/2015
	17,000				$29.4600	3/7/2016
	17,000				$23.2600	2/22/2017
	11,333	5,667	(6)		$20.1800	2/26/2018
		17,500	(8)		$17.1400	1/22/2020

	Option Awards						Stock Awards
										Equity
										Incentive
										Plan
									Equity	Awards:
									Incentive	Market
				Equity					Plan	or Payout
				Incentive			Number	Market	Awards:	Value of
				Plan			of	Value of	Number of	Unearned
				Awards:			Shares	Shares	Unearned	Shares,
	Number of	Number of		Number of			or Units	or Units	Shares,	Units or
	Securities	Securities		Securities			of Stock	of Stock	Units or	Other
	Underlying	Underlying		Underlying			That	That	Other	Rights
	Unexercised	Unexercised		Unexercised	Option		Have	Have	Rights That	That
	Options	Options		Unearned	Exercise	Option	Not	Not	Have Not	Have Not
	(#)	(#)		Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)	($)	(#)	($)
K. Kyriss									10,000 (4)	$224,800
	13,333				$12.4830	3/3/2013
	13,332				$16.1475	3/1/2014
	13,332				$18.3338	2/28/2015
	12,000				$29.4600	3/7/2016
	10,000				$23.2600	2/22/2017
	8,333	4,167	(6)		$20.1800	2/26/2018
	4,166	8,334	(7)		$19.1200	2/26/2019
		15,000	(8)		$17.1400	1/22/2020

C. Franklin									10,000 (5)	$224,800
	10,690				$12.4830	3/3/2013
	13,333				$16.1475	3/1/2014
	13,332				$18.3338	2/28/2015
	10,000				$29.4600	3/7/2016
	10,000				$23.2600	2/22/2017
	8,333	4,167	(6)		$20.1800	2/26/2018
	4,166	8,334	(7)		$19.1200	2/26/2019
		15,000	(8)		$17.1400	1/22/2020
____________________

Notes:

(1)	Of Mr. DeBenedictis’ 100,999 restricted shares of common stock, 7,334 shares vest on January 22, 2011, 19,000 shares vest on January 31, 2011, 14,666 shares vest on February 26, 2011, 7,333 shares vest on January 22, 2012, 19,000 shares vest on January 31, 2012, 7,333 shares vest on February 26, 2012, 7,333 shares vest on January 22, 2013, 19,000 shares vest on January 31, 2013.

(2)	Of Mr. Smeltzer’s 15,166 restricted shares of common stock, 1,666 shares vest on February 26, 2011, 6,000 shares vest on February 26, 2012, 7,500 shares vest on January 22, 2013.

(3)	Of Mr. Stahl’s 16,166 restricted shares of common stock, 1,666 shares vest on February 26, 2011, 3,500 shares vest on July 24, 2011, 3,500 shares vest on July 24, 2012, 3,750 shares vest on January 22, 2011 and 3,750 shares vest on January 22, 2012.

(4)	Of Mr. Kyriss’ 10,000 restricted shares of common stock, 5,000 shares vest on February 26, 2012 and 5,000 shares vest on January 22, 2013.

(5)	Of Mr. Franklin’s 10,000 restricted shares of common stock, 5,000 shares vest on February 26, 2012 and 5,000 shares vest on January 22, 2013.

(6)	100% vest on February 26, 2011.

(7)	50% vest on February 26, 2011 and 50% vest on February 26, 2012.

(8)	One third vest on January 22, 2011, one third vest on January 22, 2012, and one third vest on January 22, 2013.

OPTION EXERCISES AND STOCK VESTED

     The following table sets forth (1) the number of shares of Aqua America’s common stock acquired by the named executive officers in 2010 from the exercise of stock options, (2) the value realized by those officers upon the exercise of those stock options based on the difference between the market price for our Common Stock on the date of exercise and the exercise price for the options, (3) the number of shares of restricted stock previously granted to the named executive officers that vested in 2010, and (4) the value realized by those officers upon the vesting of such shares based on the closing market price for our shares of Common Stock on the vesting date.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
N. DeBenedictis	—	—	19,667	340,374
D. Smeltzer	12,121	78,120	3,334	57,820
R. Stahl	43,178	346,924	6,834	125,667
K. Kyriss	—	—	5,000	87,075
C. Franklin	20,829	199,381	5,000	87,075

RETIREMENT PLANS AND OTHER POST-EMPLOYMENT BENEFITS

PENSION BENEFITS

     The following table sets forth (1) the number of years of credited service for the named executive officers under our various retirement plans as of December 31, 2010, (2) the actuarial present value of accumulated benefits under those plans as of December 31, 2010 and (3) any payments made to the named executive officers in 2010 under those plans.

Pension Benefits
		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
N. DeBenedictis	Retirement Income Plan for Aqua America, Inc. and Subsidiaries	19	1,949,911	—
	Supplemental Pension Benefit Plan	19	1,799,408	—
	Supplemental Executive Retirement Plan	25	1,183,995	—

D. Smeltzer	Retirement Income Plan for Aqua America, Inc. and Subsidiaries	25	722,605	—
	Supplemental Pension Benefit Plan	25	389,953	—

R. Stahl	Retirement Income Plan for Aqua America, Inc. and Subsidiaries	29	1,435,929	—
	Supplemental Pension Benefit Plan	29	400,350	—

K. Kyriss	Retirement Income Plan for Aqua America, Inc. and Subsidiaries	16	663,337	—
	Supplemental Pension Benefit Plan	16	225,961	—

C. Franklin	Retirement Income Plan for Aqua America, Inc. and Subsidiaries	18	334,864	—
	Supplemental Pension Benefit Plan	18	65,828	—

RETIREMENT INCOME PLAN FOR AQUA AMERICA, INC. AND SUBSIDIARIES (THE “RETIREMENT PLAN”)

     Aqua America, Inc. sponsors a qualified defined benefit Retirement Plan to provide retirement income to Aqua America’s employees hired prior to certain dates starting in 2003. For the portion of the Retirement Plan covering the named executive officers, plan compensation is defined as total compensation paid, but excludes contributions made by Aqua America to a plan of deferred compensation, distributions from a deferred compensation plan, amounts realized from the exercise of stock options or when restricted stock becomes freely transferable, fringe benefits, welfare benefits, reimbursements or other expense allowances, moving expenses and commissions. The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes maximum limitations on the annual amount of pension benefits that may be paid under, and the amount of compensation that may be taken into account in calculating benefits under, a qualified, funded defined benefit pension plan such as the Retirement Plan. The Retirement Plan complies with these ERISA limitations.

     Benefits earned under the final pay formula are equal to 1.35% of average plan compensation plus 0.45% of average plan compensation above Covered Compensation for each year of credited service up to 25 years, and 0.5% of average plan compensation for each year of credited service above 25 years. The annual benefit is further subject to a minimum benefit schedule. Average plan compensation is defined as the average of plan compensation over the highest five consecutive years out of the last ten years. Covered Compensation is defined as the average of the Social Security Wage Bases in effect for each calendar year during the thirty-five year period ending with the last day of the calendar year of the benefit determination.

     Under the terms of the Retirement Plan, a Company participant becomes fully vested in his or her accrued pension benefit after five years of credited service. Participants may retire as early as age 55 with 10 years of service. Unreduced benefits are available when a participant attains the earlier of age 65 with 5 years of service or age 62 with 30 years of service. Otherwise, benefits are reduced 3% for each year by which retirement precedes the attainment of age 65. Pension benefits earned are payable in the form of a lifetime annuity. Married individuals receive a reduced benefit paid in the form of a qualified joint and survivor annuity.

     Messrs. DeBenedictis, Kyriss and Stahl are currently eligible to retire under the plan.

     The provisions described above cover a significant portion of the company’s non-union workforce hired prior to certain dates starting in 2003, including each of the named executive officers. Certain union employees and certain other non-union employees are covered under separate definitions of plan compensation, benefit formulas and benefit options within the Retirement Plan.

AQUA AMERICA, INC. SUPPLEMENTAL RETIREMENT PLANS

     Effective December 1, 1989, the Board of Directors adopted a supplemental benefits plan for salaried employees of the Company (the “Supplemental Pension Benefit Plan”). The Supplemental Pension Benefit Plan is a nonqualified pension benefit plan that is intended to provide an additional pension benefit to Company participants in the Retirement Plan and their beneficiaries whose benefits under the Retirement Plan are adversely affected by the ERISA limitations described above. In addition, deferred compensation is excluded from the Retirement Plan Compensation, but is included in the calculation of benefits under the Supplemental Pension Benefit Plan. The benefit under the Supplemental Pension Benefit Plan is equal to the difference between (i) the amount of the benefit the Company participant would have been entitled to under the Retirement Plan absent such ERISA limitations and including deferred compensation in the final average earnings calculation, and (ii) the amount of the benefit actually payable under the Retirement Plan.

     A non-qualified Supplemental Executive Retirement Plan, or SERP, was established for Mr. DeBenedictis in 1992 with the approval of the Board of Directors. Under the terms of the SERP, Mr. DeBenedictis will be eligible to receive a benefit at normal retirement equal to the difference between (i) the benefit to which he would otherwise be entitled under the Retirement Plan assuming he had 25 years of service and absent the ERISA limitations referred to above, and (ii) the benefit payable to him under the Retirement Plan and the Supplemental Pension Benefit Plan.

     In 2010, the Supplemental Pension Benefit Plan and Mr. DeBenedictis’ SERP were amended to provide in the event of Mr. DeBenedictis’ separation from service due to death, the surviving spouse benefit paid under those Plans will be an amount equal to the actuarial equivalent present value of the surviving spouse benefit that would have been paid had Mr. DeBenedictis retired on the day prior to the day of his death instead of the normal benefit of a 75% joint and survivor annuity determined as if he had retired on the day prior to his death.

     Participants may retire as early as age 55 with 10 years of service under the Supplemental Pension Benefit Plan and the SERP. Unreduced benefits are available when a participant attains the earlier of age 65 with 5 years of service or age 62 with 30 years of service. Otherwise, benefits are reduced 3% for each year by which retirement precedes the attainment of age 65. Pension benefits earned are payable in the form of a lifetime annuity. Married individuals receive a reduced benefit paid in the form of a qualified joint and survivor annuity. Pension benefits under the Supplemental Pension Benefit Plan and the SERP may be paid as a lump sum, paid in a series of installments or under certain circumstances transferred at separation from employment to up to five separation distribution accounts under the Company’s Executive Deferral Plan.

     Messrs. DeBenedictis, Franklin, Kyriss, Smeltzer and Stahl are earning benefits under the Supplemental Pension Benefit Plan, and are fully vested in those benefits. Mr. DeBenedictis is also earning benefits under the SERP and is fully vested. Messrs. DeBenedictis, Kyriss, and Stahl are currently eligible to retire under the Supplemental Pension Benefit Plan and Mr. DeBenedictis is currently eligible to retire under the SERP.

     In 2009, the Company began to fund the Supplemental Pension Benefit Plan and the SERP through the use of trust-owned life insurance.

ACTUARIAL ASSUMPTIONS USED TO DETERMINE VALUES IN THE PENSION BENEFITS TABLE

     The amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through the date shown. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. Assumptions used to determine the values are the same as those disclosed on Aqua America’s financial statements as of those dates with the exception of the assumed retirement age and the assumed probabilities of leaving employment prior to retirement. Retirement was assumed to occur at the earliest possible unreduced retirement age (or current age, if later) for each plan in which the executive participates. For purposes of determining the earliest unreduced retirement age, service was assumed to be granted until the actual date of retirement. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age. The key assumptions included in the calculations are as follows:

	December 31, 2010	December 31, 2009
Discount rate	5.75%	5.91%
Retirement ages:
Mr. DeBenedictis	65.25	65
Mr. Franklin	62	62
Mr. Kyriss	62	62
Mr. Smeltzer	62	62
Mr. Stahl	62	62
Termination, pre-retirement mortality and disability rates	None	None
Post-Retirement Mortality	IRS Prescribed
	Mortality Table	RP 2000 Table

Form of payment
• Retirement Plan	Single life annuity	Single life annuity
• Supplemental Pension Benefit Plan and SERP	Single lump sum	Single lump sum
	payment transferred	payment transferred
	to the Company’s	to the Company’s
	Executive Deferral	Executive Deferral
	Plan	Plan

NONQUALIFIED DEFERRED COMPENSATION

     The following table sets forth information regarding contributions to, earnings on, withdrawals from and balances as of the end of 2010 for our nonqualified Executive Deferral Plan.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals /	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($)(1)	($)(2)(3)	($)	($)(4)
N. DeBenedictis	277,250	1,800	277,091	—	3,009,947
D. Smeltzer	5,698	1,800	12,922	—	123,895
R. Stahl	5,721	1,800	12,532	—	120,259
K. Kyriss	44,498	—	5,527	—	63,432
C. Franklin	—	—	1,414	—	12,689
____________________

Notes:

(1)	There was $900 for 2010 and $900 for 2009 contributed by the Company to the Executive Deferral Plan representing the amount of the Company’s Matching Contribution under the Company’s 401(k) Plan that could not be contributed to the 401(k) Plan as a result of the Internal Revenue Code restrictions on the amount a participant can contribute as a salary deferral to the plan for Mr. DeBenedictis, Mr. Smeltzer, and Mr. Stahl.

(2)	In 2010, the deferred amounts were deemed invested in mutual funds chosen by the participant under a trust-owned life insurance policy maintained by the Company to fund the Executive Deferral Plan. The earnings shown in this column include the deemed earnings on those mutual funds and the increase in the cash surrender value during the year of insurance policies purchased under the Plan.

(3)	The portion of earnings shown in this column that are included in the Changes in Pension Value and Non-Qualified Deferred Compensation Earnings for the named executive officers in the Summary Compensation Table, representing the change in cash surrender value of life insurance, are $11,934 for Mr. DeBenedictis.

(4)	The aggregate balances include the following amounts previously reported in the Summary Compensation Table in prior years: $37,915 for Mr. DeBenedictis; $1,592 for Mr. Smeltzer; -$4,830 for Mr. Stahl; and $ -$4,112 for Mr. Franklin.

     Employees with total projected W-2 compensation for 2010 in excess of $129,000 are eligible to participate in the Company’s Executive Deferral Plan for 2011. Participants may defer up to 100% of their salary and 100% of their non-equity incentive compensation under the Company’s Annual Cash Incentive Compensation Plan. At the time the participant elects to make a deferral under the Executive Deferral Plan, the participant is also required to elect the form of payment with respect to the amounts deferred for the upcoming calendar year. If a separation distribution account is elected, the participant may choose to receive his or her distribution in either a lump sum payment, or, subject to certain requirements, in annual installments over 2 to 15 years. If a flexible distribution account is elected, the participant will receive his or her distribution in a lump sum payment. The executive officers, including the named executive officers, may not commence the receipt of their account balances and the earnings on these deferrals sooner than the first day of the seventh month following the date of the executive’s separation from employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

SEVERANCE AND EMPLOYMENT AGREEMENTS

     All salaried employees, including the named executive officers, are covered by our severance policy. The policy provides eligible employees, subject to the terms of the policy, with a severance benefit of two weeks of the employee’s weekly base salary per credited year of service if the employee’s employment is terminated because the employee’s position is discontinued due to business conditions or a reorganization and no comparable employment is available and offered to the employee. The policy provides a minimum severance benefit of four weeks and a maximum benefit of 26 weeks of the employee’s base weekly salary at the time of termination and a minimum of one month of continued medical benefits and a maximum of six months of continued medical benefits following termination to eligible employees. Employees must sign a general release in order to receive these severance benefits. These benefits are available to all eligible salaried employees.

     On January 31, 2010, the Company and Nicholas DeBenedictis, the Company’s President and Chief Executive Officer, entered into an Employment Agreement (the “Employment Agreement”), under which Mr. DeBenedictis has agreed to continue in employment for an additional three years. The term of the Employment Agreement continues through January 31, 2013. After the end of the term, the Company and Mr. DeBenedictis may mutually agree to renew the term. Under the Employment Agreement, Mr. DeBenedictis continued as the Company’s CEO beyond his normal retirement date in September 2010, thereby providing continuity of leadership for the Company.

     Pursuant to the Employment Agreement, Mr. DeBenedictis will continue to serve as the President and Chief Executive Officer of the Company and will be entitled to an annual base salary of not less than $560,000 and a target annual incentive bonus of not less than his current level of 70% of base salary. Mr. DeBenedictis will continue to be eligible to participate in the Company’s incentive compensation programs and in the Company’s benefit plans.

     Pursuant to the Employment Agreement, on January 31, 2010, the Company granted Mr. DeBenedictis a performance-based stock award (the “Stock Award”) under the Omnibus Equity Compensation Plan with respect to 57,000 shares of common stock of the Company. The shares will vest by 2013 based on continued service and subject to the Company’s achievement of a year–over-year increase in operating income for 2010, 2011 or 2012.

     If the Company terminates Mr. DeBenedictis’ employment without cause or Mr. DeBenedictis terminates employment for good reason, any unvested shares of the Stock Award will fully vest if the Company achieves a year-over-year increase in operating income for 2010, 2011 or 2012. If Mr. DeBenedictis dies, his employment is terminated due to disability or a change in control of the Company occurs, any unvested shares of the Stock Award will fully vest. If Mr. DeBenedictis’ employment is terminated for cause or if he voluntarily terminates employment without good reason, any unvested shares of the Stock Award will be forfeited.

     No additional severance benefits are provided under the Employment Agreement. Mr. DeBenedictis has a separate severance agreement with the Company, which provides severance benefits under certain circumstances and is not affected by the Employment Agreement. Mr. DeBenedictis continues to be subject to the non-competition covenants set forth in his separate severance agreement.

     The Company has amended its Supplemental Pension Benefit Plan for Salaried Employees and its Supplemental Executive Retirement Plan for Nicholas DeBenedictis to provide that in the event of Mr. DeBenedictis’ death while in the employ of the Company, the surviving spouse benefit will be equal to the benefit Mr. DeBenedictis would have received if he had retired on the day before his death.

CHANGE-IN-CONTROL AGREEMENTS

     The Company maintains change-in-control agreements with certain executives, including the named executive officers in the Summary Compensation Table. Payments under these agreements are triggered if the covered executive’s employment is terminated other than for cause or the executive resigns for good reason, as defined in the agreements, within two years after a change-in-control of the Company. In addition, the agreement covering Mr. DeBenedictis permits him to trigger the payments under his agreement if he terminates his employment within 12 months after a change-in-control if he determines that circumstances have so changed with respect to the Company that he is no longer able to effectively perform his duties and responsibilities. Mr. DeBenedictis’ payment is also subject to him agreeing to a twelve-month non-compete covenant.

     Payments and benefits under the change-in-control agreements consist of the payment of a multiple of 2 or 3 times the named executive officer’s “Base Compensation”, as defined in the agreements, a lump sum payment in lieu of the continuation of certain health benefits for a period of 2 or 3 years and outplacement services, which are summarized in the following table for the named executive officers. In addition, Mr. DeBenedictis is entitled under his change-in-control agreement to the transfer, without requiring a cash payment from him, of a life insurance policy.

     The following table provides a summary of the benefits to which each named executive officer would be entitled under the change-in-control agreements.

		Payment in
		lieu of
		Health
	Multiple of	Benefit
	Base	Continuation	Outplacement
Executive	Compensation	Period	Services
N. DeBenedictis	3	3 years	1 year
D. Smeltzer	2	2 years	6 months
R. Stahl	2	2 years	6 months
K. Kyriss	2	2 years	6 months
C. Franklin	2	2 years	6 months

     For purposes of the change-in-control agreements, Base Compensation is defined as current base annual salary, plus the greater of the executive’s target bonus for the year in which the executive incurs a termination of employment, or the last actual bonus paid to the executive under the Annual Cash Incentive Compensation Plan (or any successor plan maintained by Aqua America), in all capacities with Aqua America and its subsidiaries or affiliates. The executive’s Base Compensation shall be determined prior to reduction for salary deferred by the executive under any deferred compensation plan of Aqua America and its subsidiaries or affiliates, or otherwise.

     The payment of the multiple of Base Compensation would be made in a lump sum within 60 days after the executive’s termination as defined under the agreements, although pursuant to the requirements of Section 409A of the Internal Revenue Code, part or all of such payment may need to be deferred until the first day of the seventh month following the date of the executive’s separation from employment. Each executive is required to execute a standard release of the Company as a condition to receiving the payment under the agreement.

     Under our 2004 Equity Compensation Plan and 2009 Omnibus Equity Compensation Plan (the “Plans”), unvested equity incentives become immediately vested upon a change-in-control regardless of whether the grantee is terminated or not. The vesting of these equity incentives is applicable to all grantees under the Plans. The value of vested stock options is not included in the tables below.

     For purposes of the change-in-control agreements and the vesting of unvested equity incentives as described above, a change-in-control, subject to certain exceptions, means:

(1)	any person (including any individual, firm, corporation, partnership or other entity except Aqua America, any subsidiary of Aqua America, any employee benefit plan of Aqua America or of any subsidiary, or any person or entity organized, appointed or established by Aqua America for or pursuant to the terms of any such employee benefit plan), together with all affiliates and associates of such person, shall become the beneficial owner in the aggregate of 20% or more of the common stock of Aqua America then outstanding;

(2)	during any twenty four-month period, individuals who at the beginning of such period constitute the Board of Directors of Aqua America cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by Aqua America’s shareholders, of at least seventy-five percent of the directors who were not directors at the beginning of such period was approved by a vote of at least seventy-five percent of the directors in office at the time of such election or nomination who were directors at the beginning of such period; or

(3)	there occurs a sale of 50% or more of the aggregate assets or earning power of Aqua America and its subsidiaries, or its liquidation is approved by a majority of its shareholders or Aqua America is merged into or is merged with an unrelated entity such that following the merger the shareholders of Aqua America no longer own more than 50% of the resultant entity.

     Copies of these change-in-control agreements for Messrs. DeBenedictis, Smeltzer, Stahl, Kyriss and Franklin have been filed with the SEC as Exhibits to Aqua America’s Annual Report on Form 10-K for the year ended December 31, 2008 or incorporated therein by reference.

RETIREMENT AND OTHER BENEFITS

     Under the terms of our qualified and non-qualified defined benefit retirement plans, eligible salaried employees, including the named executive officers are entitled to certain pension benefits upon their termination, retirement, death or disability. In general, the terms under which benefits are payable upon these triggering events are the same for all participants under the qualified and non-qualified plans. The present value of accumulated pension benefits, assumed payable at the earliest unreduced age (or current age, if later), for the named executive officers is set forth in the Pension Benefits table on page 38. The pension benefit values included in the tables below reflect the incremental value above the amounts shown in the Pension Benefits table for benefits payable upon each triggering event from all pension plans in the aggregate.

     Aqua America, Inc. sponsors postretirement medical plans to subsidize retiree medical benefits for employees hired prior to certain dates starting in 2003. Under the postretirement medical plans, employees are generally eligible to retire upon attainment of age 55 and completion of 15 years of service. Upon retirement, eligible participants are entitled to receive subsidized medical benefits prior to attainment of age 65 where the subsidy provided is based upon age and years of service upon retirement. Upon attainment of age 65, eligible participants are entitled to receive employer contributions into a premium reimbursement account which may be used by the retiree in paying medical and prescription drug benefit premiums. The postretirement medical benefits shown are those which are payable from the Company under each of the triggering events. Assumptions used to determine the values are the same as those disclosed on Aqua America’s financial statements, except for the assumption of immediate termination, retirement, death or disablement for purposes of the tables on pages 45 through 47. Participants not eligible to receive benefits if leaving under a triggering event as of December 31, 2010 are shown with zero value in the tables.

     Upon termination for any reason, the participants in our Executive Deferral Plan, including the named executive officers, would be entitled to a distribution of their account balances as set forth in the Nonqualified Deferred Compensation table on page 41, subject to the restrictions under the Plan described on page 41. The values of these account balances are not included in the tables below. The named executive officers are also eligible for the same death and disability benefits of other eligible salaried employees. These common benefits are not included in the tables below.

     Under the terms of our 2004 Equity Compensation Plan, upon termination of a grantee’s employment as a result of retirement, disability or death, the period during which stock options that were granted prior to 2009, which are otherwise exercisable, may be exercised shall not exceed: (i) one year from the date of such termination of employment in the case of death; (ii) two years from the date of such termination in the case of permanent and total disability (within the meaning of Section 22(e)(3) of the Code) or retirement; and (iii) three months from the date of such termination of employment in the case of other disability; provided, however, that in no event shall the period extend beyond the expiration of the option term. To the extent that any option granted prior to 2009 is not otherwise exercisable as of the date on which the grantee ceases to be employed by the Company or any subsidiary, the unexercisable portion of the option shall terminate as of such date. Under the terms of the 2004 Equity Compensation Plan, as amended and restated as of January 1, 2009, and under the terms of the 2009 Omnibus Equity Compensation Plan, grantees of stock options in 2009 or thereafter will continue to vest in unvested stock option grants following termination of the grantee’s employment as a result of retirement, provided the grantee does not violate the covenant not to compete provisions of his/her grant, and unvested stock option grants will be immediately vested if the termination of the grantee’s employment is due to his/her disability or death. The period during which stock options may be exercised shall not exceed: (i) one year from the date of such termination of employment in the case of death; (ii) thirty-eight months from the date of such termination in the case of retirement or disability, provided, however, that in no event shall the period extend beyond the expiration of the option term. The Compensation Committee, in its sole discretion, may determine that any portion of an option that has not become exercisable as of the date of the grantee’s death, termination of employment on account of permanent and total disability or other termination of employment may be exercised by a grantee, or in the case of death, a grantee’s legal representative or beneficiary. For restricted stock grants made prior to 2009, if a grantee’s regular full-time employment terminates prior to the vesting of a restricted stock grant, the restricted stock grant terminates as to all unvested shares. Under the terms of the 2004 Equity

Compensation Plan, as amended and restated as of January 1, 2009, and under the terms of the 2009 Omnibus Equity Compensation Plan, grantees of restricted stock in 2009 or thereafter will (i) continue to vest in their unvested grants following the grantee’s termination of employment as a result of retirement, (ii) vest in a pro-rata portion of unvested grants following the grantee’s termination of employment as a result of early retirement, (iii) vest immediately in unvested grants following the grantee’s termination of employment as a result of death or disability. The Compensation Committee may, however, provide for complete or partial exceptions to these provisions as it deems equitable. Under the terms of the 2004 Equity Compensation Plan, as amended and restated as of January 1, 2009, and under the terms of the 2009 Omnibus Equity Compensation Plan, except as otherwise determined by the Compensation Committee, no payment of any accrued dividend equivalent amount shall be made to any grantee unless the grantee is a regular full-time employee of the Company or any of its subsidiaries as of March 1 prior to the payment, unless the grantee’s termination of employment was a result of the grantee’s retirement, death or disability.

     The total estimated value of the payments that would be triggered by a termination following a change-incontrol, a termination other than for cause without a change-in-control, retirement, death or disability for the named executive officers calculated assuming that the triggering event for the payments occurred on December 31, 2010 and assuming a value for our Common Stock as of December 31, 2010 for purposes of valuing the vesting of the equity incentives are set forth below.

Nicholas De Benedictis

	Change-in-
	Control	Termination	Retirement	Death	Disability
Payments and Benefits Upon Separation	$	$	$	$	$
Triggered Payments and Benefits
Severance Payment	2,827,945	554,499	—	—	—
Prorated current year bonus	388,149	388,149	388,149	388,149	388,149
Acceleration of option vesting	459,067	—	—	—	—
Payment of accrued dividend equivalents	105,875	—	105,875	105,875	105,875
Vesting of restricted stock	2,270,458	—	—	—	—
Continuation of welfare benefits	68,604	11,434	—	—	—
Outplacement services	30,000	—	—	—	—
Transfer of life insurance policy	—	—	—	—	—

Vested Retirement Benefits
Incremental pension value above that included in the
Pension Benefits Table	—	—	—	—	—
Present value of retiree medical benefits	80,721	80,721	80,721	—	80,721

Total	6,230,819	1,034,803	574,745	494,024	574,745

Roy H. Stahl

	Change-in-
	Control	Termination	Retirement	Death	Disability
Payments and Benefits Upon Separation	$	$	$	$	$
Triggered Payments and Benefits
Severance Payment	800,916	143,021	—	—	—
Prorated current year bonus	114,417	114,417	114,417	114,417	114,417
Acceleration of option vesting	106,484	—	—	—	—
Payment of accrued dividend equivalents	25,455		25,455	25,455	25,455
Vesting of restricted stock	363,412	—	—	—	—
Continuation of welfare benefits	91,751	22,938	—	—	—
Outplacement services	15,000	—	—	—	—

Vested Retirement Benefits
Incremental pension value above that included in the
Pension Benefits Table	84,604	84,604	84,604	—	29,884
Present value of retiree medical benefits	150,465	150,465	150,465	—	150,465

Total	1,752,504	515,444	374,941	139,872	320,221

David P. Smeltzer

	Change-in-
	Control	Termination	Retirement	Death	Disability
Payments and Benefits Upon Separation	$	$	$	$	$
Triggered Payments and Benefits
Severance Payment	797,690	142,445	—	—	—
Prorated current year bonus	113,956	113,956	113,956	113,956	113,956
Acceleration of option vesting	138,550	—	—	—	—
Payment of accrued dividend equivalents	30,350	—	30,350	30,350	30,350
Vesting of restricted stock	340,932	—	—	—	—
Continuation of welfare benefits	93,157	23,289	—	—	—
Outplacement services	15,000	—	—	—	—

Vested Retirement Benefits
Incremental pension value above that included in the
Pension Benefits Table	179,175	179,175	—	—	103,443
Present value of retiree medical benefits	—	—	—	—	—

Total	1,708,810	458,865	144,306	144,306	247,749

Karl M. Kyriss

	Change-in-
	Control	Termination	Retirement	Death	Disability
Payments and Benefits Upon Separation	$	$	$	$	$
Triggered Payments and Benefits
Severance Payment	641,304	123,328	—	—	—
Prorated current year bonus	73,997	73,997	73,997	73,997	73,997
Acceleration of option vesting	117,686	—	—	—	—
Payment of accrued dividend equivalents	24,425	—	24,425	24,425	24,425
Vesting of restricted stock	224,800	—	—	—	—
Continuation of welfare benefits	69,655	17,414	—	—	—
Outplacement services	15,000	—	—	—	—

Vested Retirement Benefits
Incremental pension value above that included in the
Pension Benefits Table	—	—	—	—	126,306
Present value of retiree medical benefits	104,287	104,287	104,287	—	104,287

Total	1,271,154	319,025	202,709	98,422	329,015

Christopher H. Franklin

	Change-in-
	Control	Termination	Retirement	Death	Disability
Payments and Benefits Upon Separation	$	$	$	$	$
Triggered Payments and Benefits
Severance Payment	626,453	123,328	—	—	—
Prorated current year bonus	72,283	72,283	72,283	72,283	72,283
Acceleration of option vesting	117,686	—	—	—	—
Payment of accrued dividend equivalents	24,425	—	24,425	24,425	24,425
Vesting of restricted stock	224,800	—	—	—	—
Continuation of welfare benefits	91,751	22,938
Outplacement services	15,000	—	—	—	—

Vested Retirement Benefits
Incremental pension value above that included in the
Pension Benefits Table	55,459	55,459	—	—	183,563
Present value of retiree medical benefits	—	—	—	—	—

Total	1,227,857	274,007	96,708	96,708	280,271

     The amounts shown in the tables above reflect the excess of the value of pension benefits under each of the triggering events over the value included in the Pension Benefits table on page 38. The total values calculated, prior to the offset for the amount shown in the Pension Benefits table are calculated as set forth below.

Termination

     Once vested, participants are eligible to receive qualified benefits under the Retirement Plan and nonqualified benefits from the Supplemental Pension Benefit Plan and the SERP. Benefits vest upon attaining five years of service. Pension benefits for Messrs. DeBenedictis, Franklin, Kyriss, Smeltzer and Stahl are vested and payable from the Retirement Plan as well as the Supplemental Pension Benefit Plan. Additionally, Mr. DeBenedictis is eligible and vested in his benefit payable from the SERP.

     The full value of the benefits payable due to termination is determined based on the assumed timing and form of the benefits payable as follows: the benefits for Messrs. DeBenedictis, Kyriss and Stahl are payable as an immediate life annuity from the Retirement Plan and an immediate lump sum payment (transferred to the Company’s Executive Deferral Plan) from the non-qualified plans; and the benefits for Mr. Franklin and Mr. Smeltzer are payable as a life annuity beginning at age 55 from the Retirement Plan and an immediate lump sum payment at age 55 from the non-qualified plans. Benefits have been reduced for early commencement by 3% per year of commencement prior to age 65.

Retirement

     In the case of retirement, the present value of benefits is determined in the same manner as termination. Mr. Kyriss and Mr. Stahl are eligible for early retirement from the qualified Retirement Plan and Supplemental Pension Benefit Plan. Mr. DeBenedictis is eligible for retirement from the qualified Retirement Plan, the Supplemental Pension Benefit Plan and the SERP. Mr. Franklin and Mr. Smeltzer are not currently eligible to retire.

Death

     Vested benefits under the Retirement Plan are payable to the participant’s surviving spouse as a single life annuity upon the death of the participant. The benefit will be paid to the spouse as early as the deceased participant’s earliest retirement age (age 55 with ten years of service or age 65). The benefit will be equal to 75% of the benefit calculated as if the participant had separated from service on the date of death (assumed to be December 31, 2010 in the table), survived to the earliest retirement age and retired with a qualified contingent annuity. Vested benefits under the Supplemental Pension Benefit Plan and the SERP are payable to the participant’s surviving spouse as a lump sum (or in certain cases transferred to the Company’s Executive Deferral Plan) upon the death of the participant. The benefit will be equal to 75% (100% for Mr. DeBenedictis) of the benefit calculated as if the participant had separated from service on the date of death (assumed to be December 31, 2010 in the table), survived to the earliest retirement age and retired with a qualified contingent annuity. For each of the participants, the total present value of pension benefits payable upon death is less than the amount shown in the Pension Benefits Table. For purposes of the benefit calculations shown, spouses are assumed to be three years younger than the participant.

     In 2010, the Supplemental Pension Benefit Plan and Mr. DeBenedictis’ SERP were amended to provide, in the event of Mr. DeBenedictis separation from service due to death, the surviving spouse benefit under those Plans will be an amount equal to the actuarial equivalent value of the surviving spouse benefit that would have been paid had Mr. DeBenedictis retired on the day prior to the day of his death, instead of the normal benefit of a 75% joint and survivor annuity determined as if he had retired on the day prior to his death.

Disability

     If an individual is terminated as a result of a disability with less than ten years of service, the benefits are payable in the same amount and form as an individual who is terminated. Individuals who terminate employment as a result of a disability with at least ten years of service are entitled to future accruals until age 65 (or earlier date if elected by the participant) assuming level future earnings and continued service. The benefits are not payable until age 65, unless elected by the participant for an earlier age. Upon the attainment of age 65, the individual would be entitled to the same options as an individual who retired from the Retirement Plan.

     Messrs. DeBenedictis, Franklin, Kyriss, Smeltzer and Stahl have each completed ten years of service. Therefore, for purposes of this present value calculation, participants are assumed to accrue additional service and earnings until age 65, at which time pension payments are assumed to commence.

Change-in-Control

     Upon a Change-in-Control, the benefits payable to each of the named executives will be the same as those described in the Termination section above.

DIRECTOR COMPENSATION

     The following table sets forth the compensation paid to the Aqua America Board of Directors in 2010.

Director Compensation

					Change in
					Pension
					Value and
	Fees			Non-Equity	Nonqualified
	Earned			Incentive	Deferred
	or Paid	Stock	Option	Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)	($)	($)	($)	($)
Mary C. Carroll	43,000	34,880	—	—	—	—	77,880
Nicholas DeBenedictis (3)	—	—	—	—	—	—	—
Richard H. Glanton	49,000	34,880	—	—	—	—	83,880
Lon R. Greenberg	52,000	34,880	—	—	—	—	86,880
William P. Hankowsky	61,000	34,880	—	—	—	—	95,880
Mario Mele	40,000	34,880	—	—	—	—	74,880
Ellen T. Ruff	46,000	34,880	—	—	—	—	80,880
Richard L. Smoot	53,000	34,880	—	—	—	—	87,880
Andrew J. Sordoni III	41,500	34,880	—	—	—	—	76,380
____________________

Notes:

(1)	Includes: (a) an annual cash retainer of $28,000 per year; (b) Board meeting fees of $1,500 per meeting; (c) Committee meeting fees of $1,500 per meeting; and (d) annual Committee Chair retainers of $10,000 for the Chair of the Audit Committee and $7,500 for the Chairs of the other Committees. The amount for Ms. Carroll includes $3,000 for her attendance at two meetings of the Pension Committee as the Board's representative to this management Committee.

(2)	Directors received an annual stock grant of 2,000 shares on the first of the month following the Annual Meeting of Shareholders. The grant date fair value of stock and option awards is based on their fair market value on the date of grant as determined under SFAS 123R. The assumptions used in calculating the fair market value under SFAS 123R are set forth in the Employee Stock and Incentive Plan footnote to the Company's audited financial statements in the Company's Annual Report on Form 10-K.

(3)	As an officer of the Company, Mr. DeBenedictis does not receive any fees for his service on the Board of Directors.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report, including: the quality of the accounting principles, practices and judgments; the reasonableness of significant judgments; the clarity of disclosures in the financial statements; and the integrity of the Company’s financial reporting processes and controls. The Committee also discussed the selection and evaluation of the independent registered public accounting firm, including the review of all relationships between the independent registered public accounting firm and the Company.

     The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States of America, their judgments as to the quality of the Company’s accounting principles and such other matters as required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and considered the compatibility of non-audit services with the accountants’ independence.

     The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm, the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Respectfully submitted,

Richard L. Smoot, Chairman
William P. Hankowsky
Andrew J. Sordoni, III
Lon R. Greenberg

     The foregoing reports of the Audit Committee and the Executive Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

(PROPOSAL NO. 2)

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE 2011 FISCAL YEAR

     The Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Company for the 2011 fiscal year. PwC has been the Company’s independent registered public accountants since 2000. The Board of Directors recommends that the Shareholders ratify the appointment.

     Although Shareholder ratification of the appointment of PwC is not required by law or the Company’s Bylaws, the Board of Directors believes that it is desirable to give our shareholders the opportunity to ratify the appointment. If the shareholders do not ratify the appointment of PwC, the Audit Committee will take this into consideration and may or may not consider the appointment of another independent registered public accounting firm for the Company for 2011 or for future years. Even if the appointment of PwC is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm during the year if the Audit Committee determines such a change would be in the best interests of the Company. Representatives of PwC are expected to be present at the 2011 Annual Meeting of Shareholders, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

     PwC has informed us that they are not aware of any independence-related relationships between their firm and us other than the professional services discussed in “Services and Fees” below.

     Under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As a result, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that such services do not impair the auditor’s independence from the Company. The Audit Committee has established a procedure to pre-approve all auditing and non-auditing fees proposed to be provided by the Company’s independent registered public accounting firm prior to engaging the accountants for that purpose. Consideration and approval of such services occurs at the Audit Committee’s regularly scheduled meetings. All fees and services were approved by the Audit Committee for the 2010 fiscal year.

SERVICES AND FEES

     The following table presents the fees paid to PwC for professional services rendered with respect to the 2010 fiscal year and 2009 fiscal year:

	Fiscal Year
	2010	2009
Audit Fees (1)	$1,112,500	$1,140,955
Audit-Related Fees	0	0
Tax Fees (2)	28,500	29,000
All Other Fees (3)	3,000	3,000
Total	$1,144,000	$1,172,955

____________________

(1)	Represents fees for any professional services provided in connection with the audit of the Company’s annual financial statements (including the audit of internal control over financial reporting), reviews of the Company’s interim financial statements included in Form 10-Qs, audits of the Company’s subsidiaries and services in connection with the issuance of securities.

(2)	Represents fees for any professional services in connection with the review of the Company’s federal and state tax returns and advisory services for other tax compliance, tax planning and tax advice.

(3)	Represents software licensing fees for accounting research tools and disclosure checklists.

     The Board of Directors unanimously recommends that the shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year.

(PROPOSAL NO. 3)

ADVISORY VOTE ON EXECUTIVE COMPENSATION

     In accordance with recent legislation, the Company is presenting its shareholders with an advisory (non-binding) vote on the executive compensation programs as described in this Proxy Statement for our named executive officers (sometimes referred to as “Say on Pay”). Accordingly, the following resolution is being presented by the Board of Directors at the 2011 Annual Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

     This vote is non-binding. The Board of Directors and the Executive Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

     As described in detail under our Compensation Discussion and Analysis on pages 19 through 30 of this Proxy Statement, our executive compensation programs are designed to motivate our executives to achieve our primary goals of providing our customers with quality, cost-effective and reliable water and wastewater services and providing our shareholders with a long-term, positive return on their investment. We believe that our executive compensation program, with its balance of short-term incentives and long-term incentives, and share ownership guidelines reward sustained performance that is aligned with the interests of our customers, employees and long-term shareholders. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

     The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the executive compensation programs for our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.

(PROPOSAL NO. 4)

ADVISORY VOTE ON THE FREQUENCY OF THE
ADVISORY VOTE ON EXECUTIVE COMPENSATION

     In addition to providing shareholders with the opportunity to cast an advisory vote on our executive compensation programs for our named executive officers, the Company this year is providing shareholders with an advisory vote on whether the frequency of the advisory vote on our executive compensation programs should be every 1, 2 or 3 years.

     The Board believes that a frequency of every 3 years for the advisory vote on our executive compensation programs is the optimal interval for conducting and responding to a “Say on Pay” vote. This interval between “Say on Pay” votes will provide the Executive Compensation Committee and the Board of Directors sufficient time to attempt to (a) evaluate the shareholders’ vote, (b) determine the nature of any shareholders’ concerns with the Company’s executive compensation programs, (c) design and implement changes to attempt to address those concerns and (d) determine the effectiveness of those changes before the revised programs are resubmitted to shareholders for another “Say on Pay” vote. A 3 year interval will also give shareholders more time to evaluate the effectiveness of the

Company’s executive compensation programs. Shareholders who have concerns about our executive compensation programs during the interval between “Say on Pay” votes are welcome to bring their specific concerns to the attention of the Board of Directors. Please refer to “Communications with the Company or Independent Directors” on page 57 in this Proxy Statement for information about communicating with the Board.

     The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every 1, 2 or 3 years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the Board’s recommendation.

     Although this advisory vote on the frequency of the “Say on Pay” vote is non-binding, the Board and the Executive Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on the Company’s executive compensation programs.

     The Board of Directors unanimously recommends that you vote for the option of every “3 years” for future advisory votes on the Company’s executive compensation programs.

(PROPOSAL NO. 5)

SHAREHOLDER PROPOSAL

     The Utility Workers Union of America, which beneficially owned 100 shares of the Company’s Common Stock for at least one year prior to November 29, 2010, the date it submitted the shareholder proposal, submitted the following shareholder proposal:

RESOLVED: The shareholders of Aqua America, Inc. (the “Company”) urge the Board of Directors to take the necessary steps, in compliance with state law, to declassify the Board for the purpose of director elections. This should be accomplished in a manner that does not affect the unexpired terms of directors previously elected.

Supporting Statement

     Our Company’s Board is divided into three classes of directors serving staggered three-year terms. Under this structure, shareholders elect only approximately one-third of the directors each year.

     We believe a classified board reduces the accountability of directors to shareholders. Directors elected only once every three years are less likely to maintain their independence from management, while directors standing for election every year are more likely to focus on shareholder concerns. The Council of Institutional Investors, the California Public Employees’ Retirement System, and TIAA-CREF have all adopted guidelines favoring the annual election of all directors.

     In fact, Aqua America is one of very few significant utility companies that still maintain this undemocratic structure. In the case of publicly-traded water utility companies, both American Water and California Water Service Group maintain declassified board structures, and therefore elect all of their directors to annual terms every year.

     Numerous other utility companies have abandoned classified boards in recent years, including CenterPoint, Duke, Exelon, FirstEnergy, Integrys, NiSource, Reliant, and Sempra. Many other companies, including AEP, Consolidated Edison, Dominion, Entergy, and Consumers Energy, have provided for the annual election of all directors for many years.

     Based on this evidence, we believe our Company’s retention of a classified Board of Directors has become an embarrassing anachronism that should be abandoned as soon as possible in favor of the annual election of all directors. In addition to insulating management and directors from shareholders, a classified board reduces the flexibility of the Board to nominate new directors, for example to replace directors who may be underperforming, or to bring fresh perspectives to the Board’s deliberations.

     Finally, significant evidence exists that a classified board may reduce shareholder value. For example, a study in 2005 by Harvard Law School’s Lucian Bebchuk and Alma Cohen cited empirical evidence finding that “staggered boards are associated with lower firm value,” and that this “reduction in firm value associated with staggered boards is economically meaningful.” (“The Costs of Entrenched Boards,” Journal of Financial Economics.)

     When Wisconsin Energy recommended to shareholders in 2004 that its board should be declassified, that company’s board stated that “a classified board has the effect of making it more difficult... for stockholders to change a majority of directors even where a majority of stockholders are dissatisfied with the performance of incumbent directors.”

     We agree completely with that view, and believe that Aqua America shareholders should also have the opportunity to vote on the performance of our entire Board of Directors every year. We therefore urge shareholders to vote FOR this resolution.

Our Response to the Shareholder Proposal

     The Board of Directors and the Corporate Governance Committee regularly review and evaluate a broad range of corporate governance issues affecting the Company. The Board of Directors has carefully considered the Shareholder Proposal and concluded that implementation of the de-classification of the Board of Directors as described in the Shareholder Proposal would not be in the best interests of the Company or its shareholders for the reasons more fully described below. Therefore, the Board of Directors recommends that shareholders vote AGAINST the Shareholder Proposal.

     Under the Company’s Articles of Incorporation and Bylaws the Board of Directors is divided into three classes. One class is elected each year to hold office for a three-year term and until successors for the directors in such class are duly elected and qualified. The Company is required by its Articles of Incorporation and Bylaws to maintain the size of its classes of directors as nearly equal in number as possible. Therefore, the Company’s shareholders annually elect one-third of the Board of Directors. We believe that the classification of the Board of Directors enhances shareholder value by fostering a knowledgeable, experienced and independent Board.

     The Company’s classified Board of Directors has been in place since formation of Aqua America’s predecessor company in 1968. A previous Shareholder Proposal to de-classify the Board of Directors was submitted to the shareholders for nine consecutive years from 1987 to 1995 and never received more than 24% of the shares voted at any Annual Meeting, indicating that our shareholders recognized the positive benefits of the classified Board. We also note with interest that, according to the Web-site for the Utility Workers Union of America (“UWUA”) that submitted the Shareholder Proposal, their Constitution provides that the national officers and the national executive board of the UWUA are not elected annually, but are actually elected for four-year terms.

     The Shareholder Proposal asserts that the annual election of directors would enhance the independence of the directors. The Board of Directors disputes this assertion. The Board believes that the stability provided by three-year terms rather than one-year terms enhances the independence of the directors and allows them to focus on the long-term interests of the Company rather that short-term issues and results. The three-year terms also allows individual directors to assert their independent views and opinions without being concerned about being re-nominated by the other directors each year.

     The classification of the Board of Directors increases the likelihood that a majority of the Board will be knowledgeable and experienced in the Company’s business, strategy, history and culture. We believe that processes that encourage these qualities among the directors should be viewed favorably by the Company’s shareholders. As the Company celebrates its 125th anniversary in the water utility business, it is important to keep in mind that the water and wastewater utility business is a long-term business requiring a long-term perspective by the Board of Directors. Continuity among the members of the Board of Directors helps to ensure that the Company’s strategies can be effectively formulated and implemented in a consistent manner. The annual election of directors may result in an increased focus on short-term business issues and we believe that volatility in the Company’s business plans driven by annual changes in the Board of Directors would be detrimental to the long-term success of the Company.

     A classified board also allows for the orderly transition of directors at the conclusion of their service to the Company and the assimilation of new directors. New directors can benefit from, and build on, the knowledge and experience of existing directors in the Company’s strategic plans, policies, history and culture. Having directors elected to three-year terms also assists the Company in attracting and retaining high quality directors who are willing to devote the time and attention required to understand the Company and contribute meaningfully to the success of the Company.

     The Shareholder Proposal also asserts that annual elections provide greater accountability to shareholders. The Board of Directors disputes this assertion. The Board of Directors believes that a classified board structure does not make directors less accountable or attentive to shareholders than an annually-elected board. Directors are required to fulfill their fiduciary duties to a company and its shareholders regardless of how often they stand for election. Directors are equally accountable to shareholders in years in which they are elected and in years in which they do not face re-election and, in any event, at least one-third of all directors stand for election every year. Additionally, the Company meets or exceeds all the regulatory requirements with respect to director independence and corporate governance, thus providing the shareholders with further comfort with the performance and accountability of the Company’s directors.

     A classified board also helps to protect shareholder interests in the event of a hostile takeover attempt. A classified board does not preclude or prevent an unsolicited takeover attempt, but it enables a board of directors to negotiate to enhance the value of the transaction to all the Company’s stakeholders. If all directors were elected annually, a potential acquirer could gain control of the Company by replacing a majority of the Board with its own slate of directors at a single annual meeting. A classified board encourages a potential acquirer to undertake meaningful, arm’s-length negotiations with the Company, which may result in a higher price or better terms for an acquisition or may help prevent a transaction that would not be in the best interests of all the Company’s stakeholders.

     We believe that the classified Board of Directors has served the Company and its shareholders well since the Company’s formation and is an important part of the Company’s ability to maintain the long-term perspective needed to succeed in the water and wastewater utility business.

     The Board of Directors unanimously recommends that the stockholders vote “AGAINST” the shareholder proposal.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

     Shareholders may submit proposals, which are proper subjects for inclusion in the Company’s proxy statement and form of proxy (“Proxy Materials”) for consideration at an Annual Meeting of Shareholders, by following the procedures prescribed by Rule 14a-8(e) of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in the Company’s Proxy Materials relating to the 2012 Annual Meeting of Shareholders, proposals must be submitted in writing and received by the Company at the address below no later than December 3, 2011.

     In addition, a shareholder of the Company may wish to propose business to be considered at an Annual Meeting of Shareholders, but not to have the proposed business included in the Company’s Proxy Materials relating to that meeting. Section 3.17 of the Company’s Bylaws requires that the Company receive written notice of business that a shareholder wishes to present for consideration at the 2012 Annual Meeting of Shareholders (other than matters included in the Company’s Proxy Materials pursuant to the preceding paragraph) no earlier than January 11, 2012 nor later than February 12, 2012. The notice must meet certain other requirements set forth in Section 3.17 of the Company’s Bylaws. Copies of the Company’s Bylaws can be obtained by submitting a written request to the Secretary of the Company at the address below.

     Proposals, notices and requests for a copy of our Bylaws should be addressed as follows:

Roy H. Stahl
Secretary
Aqua America, Inc.
762 W. Lancaster Avenue
Bryn Mawr, PA 19010

PROCEDURES FOR NOMINATING OR RECOMMENDING FOR
NOMINATION CANDIDATES FOR DIRECTOR

     Nominations for election of directors may be made at the 2011 Annual Meeting by any shareholder entitled to vote for the election of directors, provided that written notice (the “Notice”) of the shareholder’s intent to nominate a director at the meeting is filed with the Secretary of the Company prior to the 2011 Annual Meeting in accordance with provisions of the Company’s Articles of Incorporation and Bylaws.

     Section 4.13 of the Company’s Bylaws requires the Notice to be received by the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of directors, with certain exceptions. These notice requirements do not apply to nominations for which proxies are solicited under applicable regulations of the SEC. The Notice must contain or be accompanied by the following information:

(1)	the name and residence of the shareholder who intends to make the nomination;

(2)	a representation that the shareholder is a holder of record of voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the Notice;

(3)	such information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the SEC’s proxy rules had each nominee been nominated, or intended to be nominated, by the management or the Board of Directors of the Company;

(4)	a description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

(5)	the consent of each nominee to serve as a director of the Company if so elected.

      Pursuant to the above requirements, appropriate Notices in respect of nominations for directors for the 2011 Annual Meeting must be received by the Secretary of the Company no later than April 28, 2011.

      In addition, the Corporate Governance Committee of our Board of Directors will consider candidates for director recommended by shareholders under certain circumstances. Recommendations of candidates by shareholders should be submitted to the Chairman of the Corporate Governance Committee at least 120 days before the date on which the Company first mailed its Proxy Materials for the prior year’s Annual Meeting of Shareholders – that is, with respect to the 2012 Annual Meeting, no later than December 3, 2011.

CONSIDERATION OF DIRECTOR CANDIDATES

     The Corporate Governance Committee identifies, evaluates and recommends director candidates to our Board of Directors for nomination. The process followed by our Corporate Governance Committee to identify and evaluate director candidates includes requests to current directors and others for recommendations, meetings from time to time to evaluate potential candidates and interviews of selected candidates.

     In considering candidates for director, the Corporate Governance Committee will consider the candidates’ personal abilities, qualifications, independence, knowledge, judgment, character, leadership skills, education, background and their expertise and experience in fields and disciplines relevant to the Company, including financial expertise or financial literacy. When assessing a candidate, consideration will be given to the effect such candidate will have on the diversity of the Board. Diversity of the Board is evaluated by considering a broad range of attributes, such as background, both geographic and demographic (including, without limitation race, gender and national origin), expertise and experience. Due consideration will also be given to the position the candidate holds at the time of their nomination and their capabilities to advance the Corporation’s interests with its various constituencies. The Corporate Governance Committee considers all of these qualities when selecting, subject to ratification by our Board of Directors, candidates for director.

     Shareholders may recommend individuals to our Corporate Governance Committee for consideration as potential director candidates by following the procedures set forth above under “Procedures for Nominating or Recommending for Nomination Candidates for Director.” The Corporate Governance Committee will evaluate shareholder-recommended candidates in the same manner as it evaluates candidates recommended by others.

COMMUNICATIONS WITH THE COMPANY OR INDEPENDENT DIRECTORS

     The Company receives many shareholder suggestions which are not in the form of proposals. All are given careful consideration. We welcome and encourage your comments and suggestions. Your correspondence should be addressed as follows:

Roy H. Stahl
Secretary
Aqua America, Inc.
762 W. Lancaster Avenue
Bryn Mawr, PA 19010

     In addition, shareholders or other interested parties may communicate directly with the independent directors or the lead independent director by writing to the address set forth below. The Company will review all such correspondence and provide any comments along with the full text of the shareholder’s or other interested party’s communication to the independent directors or the presiding independent director.

The Independent Directors or Lead Independent Director
Aqua America, Inc.
c/o Secretary
762 W. Lancaster Avenue
Bryn Mawr, PA 19010

ADDITIONAL INFORMATION

     The Company will provide without charge, upon written request, a copy of the Company’s Annual Report on Form 10-K for 2010 and 2010 Annual Report to Shareholders. Please direct your requests to Investor Relations Department, Aqua America, Inc., 762 W. Lancaster Avenue, Bryn Mawr, PA 19010. Copies of our Corporate Governance Guidelines, Committee Charters and Code of Ethical Business Conduct can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s Web site, www.aquaamerica.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (a 10% Shareholder), to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on the Company’s review of the copies of such forms received by it during 2010, the Company believes that all filings required to be made by the reporting persons were made on a timely basis, except for one late Form 4 with respect to a September 2, 2010 stock purchase by Mr. DeBenedictis and his spouse’s grantor retained annuity trusts.

OTHER MATTERS

     The Board of Directors is not aware of any other matters which may come before the meeting. However, if any further business should properly come before the meeting, the persons named in the enclosed proxy will vote upon such business in accordance with their judgment.

By Order of the Board of Directors,

ROY H. STAHL
Secretary
April 1, 2011

APPENDIX A

Companies Included in Composite Market

Companies Participating in Water Utility Compensation Survey

Aqua America, Inc.	San Jose Water Company
Aquarion Water Company	Suburban Water Systems
Middlesex Water Company	United Water
Pennichuck Water Company	The York Water Company

Utility Companies Included in Compensation Consultant’s Utility Industry Database

1.	AGL Resources	31.	NV Energy
2.	Allegheny Energy	32.	NW Natural
3.	Allete	33.	Nicor
4.	Alliant Energy	34.	NorthWestern Energy
5.	Ameren	35.	Northeast Utilities
6.	American Electric Power	36.	OGE Energy
7.	Atmos	37.	Otter Tail
8.	Avista	38.	PNM Resources
9.	Black Hills	39.	PPL
10.	CMS Energy	40.	Pacific Gas & Electric
11.	CenterPoint Energy	41.	Pepco Holdings
12.	Cleco	42.	Pinnacle West Capital
13.	Consolidated Edison	43.	Portland General Electric
14.	Constellation Energy	44.	Progress Energy
15.	Dominion Resources	45.	Public Service Enterprise Group
16.	DPL	46.	Puget Energy
17.	Duke Energy	47.	SCANA
18.	E.ON U.S.	48.	Sempra Energy
19.	Edison International	49.	Southern Company
20.	Energy Future Holdings	50.	Southern Union Company
21.	Entergy	51.	TECO Energy
22.	Exelon	52.	UIL Holdings
23.	FPL Group	53.	UniSource Energy
24.	FirstEnergy	54.	Unitil
25.	Hawaiian Electric	55.	Westar Energy
26.	IDACORP	56.	Wisconsin Energy
27.	Integrys Energy Group	57.	Xcel Energy
28.	MDU Resources
29.	MGE Energy	Total: 57
30.	NSTAR

Companies Included in Compensation Consultant’s General Industry Database

3M	Applied Materials	Brady
7-Eleven	ARAMARK	Bremer Financial
A&P	Areva NP	Bright Business Media
A.O. Smith	Armstrong World Industries	Bristol-Myers Squibb
A.T. Cross	Arrow Electronics	Brown-Forman
AAA of Science	ArvinMeritor	Bush Brothers
Abbott Laboratories	Arysta LifeScience North America	CA
ABC	Ascend Media	Cablevision Systems
Accenture	Associated Banc-Corp	CACI International
ACH Food	AstraZeneca	Cadbury North America
Advance Publications	AT&T	Calgon Carbon
Advanced Micro Devices	ATC Management	California Independent System
Advanstar Communications	Atmos Energy	Operator
Aegon USA	Atos Origin	Callaway Golf
AEI Services	Aurora Healthcare	Calpine
Aerojet	Auto Club Group	Cameron International
Aeropostale	Automatic Data Processing	Capital One Financial
AFLAC	Avery Dennison	Capitol Broadcasting – WRAL
Agilent Technologies	Avis Budget Group	Cardinal Health
AGL Resources	Avista	Cargill
Agrium U.S.	Avon Products	Carlson Companies
AIG	AXA Equitable	Carmeuse Lime & Stone
Air Products and Chemicals	B&W Y-12	Carpenter Technology
Alcatel-Lucent	BAE Systems	Catalent Pharma Solutions
Alcoa	Ball	Caterpillar
Allegheny Energy	Bank of America	Catholic Healthcare West
Allergan	Barrick Gold of North America	CDI
Allete	Battelle Memorial Institute	Cedar Rapids TV – KCRG
Alliance Data Systems	Baxter International	Celestica
Alliant Energy	Bayer	Celgene
Allianz	Bayer CropScience	CenterPoint Energy
Allstate	BB&T	Century Aluminum
Amazon.com	Beckman Coulter	Cephalon
Ameren	Belo	CH2M Hill
American Airlines	Benjamin Moore	Chevron
American Chemical Society	Best Buy	Chicago Mercantile Exchange
American Crystal Sugar	BG US Services	Chiquita Brands
American Electric Power	Big Lots	Choice Hotels International
American Express	Biogen Idec	Chrysler
American Family Insurance	Bio-Rad Laboratories	CHS
American United Life	Blockbuster	CIGNA
American Water Works	Blue Cross Blue Shield of Florida	CIT Group
AMERIGROUP	Blue Shield of California	CITGO Petroleum
Ameriprise Financial	Blyth	City National Bank
Ameritrade	Bob Evans Farms	Cleco
Ameron	Boehringer Ingelheim	CNA
AMETEK	Boeing	Cobank
Amgen	BOK Financial	Coca-Cola Enterprises
Amway	Booz Allen Hamilton	Colgate-Palmolive
Anadarko Petroleum	Boston Scientific	Colorado Springs Utilities
APL	Bovis Lend Lease	Columbia Sportswear
Apollo Group	BP	Comcast Cable Communications

Comerica	Eastman Kodak	Fifth Third Bancorp
Commerce Insurance	Eaton	Fireman’s Fund Insurance
CommScope	eBay	First American
Compass Bancshares	Ecolab	First Data
CompuCom Systems	Edison International	First Horizon National
ConAgra Foods	Education Management	First Solar
Connell	Eisai	FirstEnergy
ConocoPhillips	El Paso Corporation	Fiserv
Consolidated Edison	Electric Power Research Institute	Fluor
Constellation Energy	Eli Lilly	FMA Communications
Consumers Energy	Embarq	Ford
Consumers Union	Embraer	Forest Laboratories
Continental Airlines	EMC	Fortune Brands
Continental Automotive Systems	EMCOR Group	Forum Communications – WDAY
Continental Energy Systems	EMI Music	FPL Group
ConvaTec	Emulex	Franklin Resources
Convergys	Enbridge Energy	Freddie Mac
Covance	Endo Pharmaceuticals	Freedom Communications
Covidien	Energen	Freeport-McMoRan Copper & Gold
Cox Enterprises	Energy Future Holdings	Frontier Airlines
CPS Energy	Energy Northwest	G&K Services
Crown Castle	Entergy	GAF Materials
CSR	EPCO	Gannett
CSX	Equifax	Gap
Cubic	Equity Office Properties	Garland Power & Light
Curtiss-Wright	ERCOT	Garmin
CVS Caremark	Erie Insurance	GATX
Daiichi Sankyo	Ernst & Young	Gavilon
Daimler Trucks North America	ESRI	GDF SUEZ Energy North America
Dana	Evening Post Publishing – KOAA	Genentech
Dannon	Evergreen Packaging	General Atomics
DCP Midstream	Exelon	General Dynamics
Dean Foods	Exterran	General Electric
Deere & Company	ExxonMobil	General Mills
Delta Airlines	F & W Media	General Motors
Deluxe	Fairchild Controls	GenTek
Denny’s	Fannie Mae	Genworth Financial
Dentsply	FANUC Robotics America	Genzyme
Devon Energy	Farm Progress Companies	GEO Group
Diageo North America	Federal Home Loan Bank of	Getty Images
DIRECTV	Pittsburgh	Gilead Sciences
Dominion Resources	Federal Home Loan Bank of	GlaxoSmithKline
Donaldson	San Francisco	Goodrich
Dow Chemical	Federal Reserve Bank of Cleveland	Goodyear Tire & Rubber
Dow Jones	Federal Reserve Bank of Dallas	Google
DPL	Federal Reserve Bank of New York	Gorton’s
Dr Pepper Snapple	Federal Reserve Bank of	Great-West Life Annuity
Duke Energy	Philadelphia	Greif
DuPont	Federal Reserve Bank of	GS1 US
Dynegy	San Francisco	GTECH
E*Trade	Federal Reserve Bank of St. Louis	Guardian Life
E.ON U.S.	Federal-Mogul	Guideposts
E.W. Scripps	Ferrellgas	GXS
Eastman Chemical	Fidelity Investments	H.B. Fuller

Hanesbrands	International Paper	Loews
Hannaford	Invensys Controls	LOMA
Harland Clarke	Invensys Process Systems	Lorillard Tobacco
Harley-Davidson	Irvine Company	Lower Colorado River Authority
Harman International Industries	Irwin Financial	M&T Bank
Harris Enterprises	ISO New England	Magellan Midstream Partners
Harry Winston	J. Crew	Marathon Oil
Hartford Financial Services	J.C. Penney Company	Marriott International
Hawaiian Electric	J.M. Smucker	Marshall & Ilsley
Hayes Lemmerz	J.R. Simplot	Martin Marietta Materials
HBO	Jack in the Box	Mary Kay
HCA Healthcare	Jacobs Engineering	Masco
Health Care Services	Jarden	Massachusetts Mutual
Health Net	JetBlue	Mattel
Healthways	JM Family	Matthews International
Hearst	John Hancock	McClatchy
Hearst-Argyle Television	Johns-Manville	McDermott
Henkel of America	Johnson & Johnson	McDonald’s
Henry Ford Health Systems	Johnson Controls	McKesson
Herman Miller	Kaiser Foundation Health Plan	MDU Resources
Hershey	Kaman Industrial Technologies	MeadWestvaco
Hertz	Kansas City Southern	Medco Health Solutions
Hess	KB Home	Media General
Hexion Specialty Chemicals	KBR	MediaTec Publishing
Hitachi Data Systems	KCTS Television	MedImmune
HNI	Kellogg	Medtronic
HNTB	Kelly Services	Meister Media Worldwide
Hoffmann-La Roche	Kerry Ingredients & Flavours	Merck & Co
Honeywell	KeyCorp	Meredith
Horizon Lines	Kimberly-Clark	Metavante Technologies
Hormel Foods	Kimco Realty	MetLife
Hospira	Kindred Healthcare	MetroPCS Communications
Houghton Mifflin	Kinross Gold	MGE Energy
Hovnanian Enterprises	Kiplinger	Microsoft
HSBC North America	KLA-Tencor	Midwest Independent Transmission
Hubbard Broadcasting	Knight	System Operator
Humana	Koch Industries	Millennium Pharmaceuticals
Hunt Consolidated	Kohler	Millipore
Huntington Bancshares	Kohl’s	Mine Safety Appliances
Hyatt Hotels	KPMG	Mirant
IBM	L.L. Bean	Molson Coors Brewing
IDACORP	L-3 Communications	MoneyGram International
Idearc Media	Lafarge North America	Morgan Murphy Stations – WISC
IDEXX Laboratories	Land O’Lakes	Mosaic
IKON Office Solutions	Leggett and Platt	Motorola
IMS Health	Lenovo	MSC Industrial Direct
ING	Level 3 Communications	Munich Reinsurance America
Ingersoll-Rand	Lexmark International	National Renewable Energy
Integrys Energy Group	Liberty Mutual	Laboratory
Intel	Life Technologies	Nationwide
Intercontinental Hotels	Life Touch	Navistar International
International Data	Limited	Navy Federal Credit Union
International Flavors & Fragrances	Lincoln Financial	NBC Universal
International Game Technology	Lockheed Martin	NCCI Holdings

NCR	Pfizer	Rio Tinto
Neoris USA	Philips Healthcare	Robb Report
Nestle USA	Phillips-Van Heusen	Roche Diagnostics
New York Life	Phoenix Companies	Rockwell Automation
New York Power Authority	PhRMA	Rockwell Collins
New York Times	Pinnacle West Capital	Rolls-Royce North America
New York University	Pioneer Hi-Bred International	S.C. Johnson
Newmont Mining	Pitney Bowes	Safety-Kleen Systems
NewPage	Pittsburgh Corning	SAIC
Nicor	PJM Interconnection	Salt River Project
NIKE	PlainsCapital	Sanmina-SCI
Nokia	Plexus	Sanofi Pasteur
Noranda Aluminum	PMI Group	Sanofi-Aventis
Norfolk Southern	PNC Financial Services	Sara Lee
Northeast Utilities	PNM Resources	Sarkes Tarzian – KTVN
Northern Trust	Polaris Industries	Sarkes Tarzian – WRCB
NorthWestern Energy	Polymer Group	SAS Institute
Northwestern Mutual	PolyOne	Savannah River Nuclear Solutions
Novartis	Portland General Electric	SCA Americas
Novartis Consumer Health	Potash	SCANA
Novell	PPG Industries	Schering-Plough
Novo Nordisk Pharmaceuticals	PPL	Schlumberger
NRG Energy	Praxair	Schneider Electric
NSTAR	Principal Financial	School Specialty
NuStar Energy	Progress Energy	Schreiber Foods
NV Energy	Progressive	Schurz – KYTV
NW Natural	Providence Health & Services	Schurz – WDBJ
NXP Semi-Conductor	Prudential Financial	Schwan’s
Nycomed US	Public Service Enterprise	Scripps Networks Interactive
Occidental Petroleum	Group	Seagate Technology
Office Depot	Puget Energy	Sealed Air
OGE Energy	Pulte Homes	Securian Financial Group
Oglethorpe Power	Purdue Pharma	Securitas Security Services USA
Omaha Public Power	QUALCOMM	Security Benefit Group
Omnova Solutions	Quest Diagnostics	Sempra Energy
OneBeacon Insurance	Quintiles	Sensata Technologies
Orange Business Services	Qwest Communications	Shell Oil
Oshkosh Truck	R.H. Donnelley	Sherwin-Williams
Otter Tail	R.R. Donnelley	Shire Pharmaceuticals
Owens Corning	Ralcorp Holdings	Siemens
Owens-Illinois	Rayonier	Sinclair Broadcast Group
Pacific Gas & Electric	Raytheon	Sirius XM Radio
Pacific Life	RBC Dain Rauscher	SLM
Panasonic of North America	Reader’s Digest	Smurfit-Stone Container
Papa John’s	Reed Business Information	Sodexo USA
Parametric Technology	Reed Exhibitions	Sonoco Products
Parker Hannifin	Regal-Beloit	Sony Corporation of America
Parsons	Regency Energy Partners LP	South Financial Group
Pearson Education	Regions Financial	Southern Company Services
People’s Bank	Reliant Energy	Southern Union Company
Pepco Holdings	Research in Motion	Southwest Airlines
PepsiCo	RF Micro Devices	Southwest Power Pool
Perot Systems	RGA Reinsurance Group of	Sovereign Bancorp
PetSmart	America	Spectra Energy

Sprint Nextel	U.S. Foodservice	Western Union
SPX	UC4 Software	Westinghouse Electric
Stanford University	UIL Holdings	Weyerhaeuser
Stantec	Unilever United States	Whirlpool
Staples	Union Bank of California	Whole Foods Market
Starbucks	Union Pacific	Williams Companies
Starwood Hotels & Resorts	UniSource Energy	Williams-Sonoma
State Farm Insurance	Unisys	Winn-Dixie Stores
State Street	United Airlines	Wisconsin Energy
Steelcase	United Rentals	Wm. Wrigley Jr.
Sterling Bancshares	United States Cellular	Wolters Kluwer US
STP Nuclear Operating	United States Enrichment	WPP
Number of Participants: 761	United States Steel	Wray Edwin – KTBS
String Letter Publishing	United Technologies	Wyeth Pharmaceuticals
Summit Business Media	United Water	Wyndham Worldwide
Sun Life Financial	UnitedHealth	Xcel Energy
Sun Microsystems	Unitil	Xerox
Sundt Construction	Univar	Yahoo!
Sunoco	Universal Studios Orlando	Young Broadcasting – KFLY
SunTrust Banks	University of Texas – M.D.	Young Broadcasting – KRON
Target	Anderson	Yum! Brands
Taubman Centers	Cancer Center	Zale
Taunton Press	Unum Group	Zurich North America
Taylor-Wharton International	US Airways
TD Banknorth	USAA
TECO Energy	USG
TeleTech Holdings	Valero Energy
Tellabs	Verizon
Temple-Inland	Vertex Pharmaceuticals
Tenet Healthcare	VF
Teradata	Viacom
Terex	Viad
Terra Industries	Virgin Mobile USA
Tesoro	Visa USA
Textron	Visiting Nurse Service
Thomas & Betts	Visteon
Thomas Publishing	Volvo Group North America
Thrivent Financial for Lutherans	Vulcan
TIAA-CREF	Vulcan Materials
Time	VWR International
Time Warner	W.R. Grace
Time Warner Cable	W.W. Grainger
Timex	Wachovia
T-Mobile USA	Walt Disney
Toro	Warnaco
TransCanada	Waste Management
TransUnion	Watson Pharmaceuticals
Travelers	Webster Bank
Tribune	Wellcare Health Plans
TUI Travel	Wellpoint
Tupperware	Wells Fargo
Twin Cities Public Television – TPT	Wendy’s/Arby’s Group
Tyco Electronics	Westar Energy
U.S. Bancorp	Western Digital

AQUA AMERICA, INC. ATTN: BRIAN DINGERDISSEN 762 WEST LANCASTER AVENUE BRYN MAWR, PA 19010
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M29838-P06369	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
AQUA AMERICA, INC.			For	Withhold	For All
The Board of Directors recommends that you vote FOR ALL of the following nominees for director:			All	All	Except

1.	Election of Directors		☐	☐	☐
Nominees:
	01)	Mary C. Carroll
	02)	Ellen T. Ruff
	03)	Mario Mele
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal:
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2011 fiscal year.	☐	☐	☐

		For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal:
3.	To recommend, by non-binding vote, approval of the Company's executive compensation programs.	☐	☐	☐

		3 Years	2 Years	1 Year	Abstain
The Board of Directors recommends you vote for 3 years:
4.	To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

		For	Against	Abstain
The Board of Directors recommends you vote AGAINST the following proposal:
5.	Shareholder proposal to declassify the Board for the purpose of director elections.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

THIS PROXY MUST BE SIGNED EXACTLY AS NAME APPEARS HEREIN. JOINT OWNERS SHOULD EACH SIGN.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

This is your admission ticket to the Aqua America, Inc. Annual Meeting of Shareholders to be held May 12, 2011, at 10:00 a.m., Eastern Daylight Time, at the Drexelbrook Banquet Facility & Corporate Events Center, 4700 Drexelbrook Drive, Drexel Hill, Pennsylvania 19026, located within the Drexelbrook Community. Please present this original ticket for admission at the registration table.

For shareholders who hold shares through a brokerage firm, bank or other holder of record, your ticket is the copy of the latest account statement showing your Aqua America, Inc. stock balance. Please present the account statement at the registration table at the Annual Meeting. You will not, however, be entitled to vote the shares at the Annual Meeting, unless you obtained a "legal proxy" from your broker, bank or other shareholder of record and bring it to the meeting. A copy of the account statement is not sufficient for this purpose.

DIRECTIONS TO DREXELBROOK BANQUET FACILITY & CORPORATE EVENTS CENTER

From Schuylkill Expressway (I-76): Exit at City Line Avenue, Route 1 South. Travel South on Route 1 for 8.4 miles, passing Route 30 and West Chester Pike (Route 3). Turn left onto Burmont Road (St. Dorothy’s Church is on the left). Turn right at the first light onto State Road. Drive 4/10 of a mile, and turn left onto Wildell Road. Jog left at the stop sign, then turn right at the entrance to Drexelbrook. Turn left, the Drexelbrook facility is located on the right.

From I-476 (Blue Route): Take exit 5 (Springfield-Lima, Route 1). Take Route 1 North towards Springfield for two miles. Bear right at the 5th traffic light onto State Road (A gas station is on the left). Drive 4/10 of a mile, and turn right onto Wildell Road at the flashing lights. Turn left at the stop sign, then turn right at the entrance to Drexelbrook. Turn left, the Drexelbrook facility is located on the right.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at http://ir.aquaamerica.com.

M29839-P06369

PROXY
AQUA AMERICA, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
AQUA AMERICA, INC.

Proxy for Annual Meeting of Shareholders, May 12, 2011

The undersigned hereby appoints Roy H. Stahl, David P. Smeltzer and Robert A. Rubin, or a majority of them or any one of them acting singly in absence of the others, with full power of substitution, the proxy or proxies of the undersigned, to attend the Annual Meeting of Shareholders of Aqua America, Inc., to be held at the Drexelbrook Banquet & Corporate Events Center, 4700 Drexelbrook Drive, Drexel Hill, Pennsylvania 19026, located within the Drexelbrook Community, at 10:00 a.m., Eastern Daylight Time, on Thursday, May 12, 2011 and any adjournments or postponements thereof, and, with all powers the undersigned would possess, if present, to vote all shares of Common Stock of the undersigned in Aqua America, Inc. including any shares held in the Dividend Reinvestment and Direct Stock Purchase Plan of Aqua America, Inc. as designated on the reverse side.

The proxy when properly executed will be voted in the manner directed herein by the undersigned. If the proxy is signed, but no vote is specified, this proxy will be voted: FOR ALL the nominees listed in Proposal No. 1 on the reverse side, FOR the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2011 fiscal year in Proposal No. 2, FOR approval of the Company's executive compensation programs as set forth in Proposal No. 3, FOR a 3 YEAR frequency of executive compensation votes in Proposal No. 4, AGAINST the shareholder proposal to declassify the Board for the purpose of director elections in Proposal No. 5 and in accordance with the proxies' discretion upon other matters properly coming before the meeting and any adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE AND PROPERLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE, OR VOTE ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET OUT ON THE PROXY CARD.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE